UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12
DexCom, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 10, 2020
To Our Stockholders:
You are cordially invited to attend the 2020 Annual Meeting of Stockholders of DexCom, Inc. to be held at DexCom’s offices located at 6310 Sequence Drive, San Diego, California 92121, on May 21, 2020, at 2:00 p.m. Pacific Time. We are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described herein) or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our proxy website at www.proxydocs.com/DXCM, and we encourage you to check this website prior to the meeting if you plan to attend.
The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.
We are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.
Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting.
We look forward to seeing you at the meeting.

Sincerely,

Kevin Sayer
Chairman, President and Chief Executive Officer DexCom, Inc.

 YOUR VOTE IS IMPORTANT

In order to ensure your representation at the Annual Meeting, you may submit your proxy and voting instructions via the Internet at www.proxydocs.com/DXCM or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement for a description of these voting methods. If your shares are held by a bank, brokerage firm or other holder of record (your record holder) and you have not given your record holder instructions to do so, your record holder will NOT be able to vote your shares with respect to any matter other than ratification of the appointment of DexCom’s independent registered public accounting firm. We strongly encourage you to vote.

2020 PROXY STATEMENT

10:09
Share
110
mg/dL
400
300
200
100
40
9:00
Now
95% 10:09
SHARE
SETTINGS
6.1
mmol/L
22
18
14
9:00
6.1
mmol/L
10:09
DEXCOM
Dexcom
10:09
110
mg/dL
DEXCOM G6

dexcom

The Dexcom G6 Continuous Glucose Monitoring (CGM) System. Smart devices sold separately.

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

Location	Date and Time
6310 Sequence Drive	May 21, 2020
San Diego, California 92121	2:00 p.m. Pacific Time

Items of Business

(1)	To elect three Class III directors to hold office until our 2023 Annual Meeting of Stockholders presented by DexCom’s Board:
Richard A. Collins
Mark G. Foletta
Eric J. Topol, M.D.
(2)	To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
(3)	To hold a non-binding vote on an advisory resolution to approve executive compensation.
(4)	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.

Record Date
You are entitled to vote if you were a stockholder as of the close of business on March 31, 2020. A list of stockholders entitled to vote at the Annual meeting will be available for inspection at DexCom’s principal executive offices at the address listed above.

Voting

Voting Methods
:	(	+	I
Internet	Telephone	Mail	In Person
For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting. We plan to announce any updates as to the location of our Annual Meeting on our website at www.proxydocs.com/DXCM, and we encourage you to check this website prior to the meeting if you plan to attend.

By Order of the Board of Directors,

Kevin R. Sayer
Chairman, President and Chief Executive Officer DexCom, Inc.
San Diego, California
April 10, 2020

DEXCOM, INC.
6340 Sequence Drive
San Diego, California 92121
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2020
INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Proxy Materials
The accompanying proxy is delivered and solicited on behalf of the Board of Directors (“Board”) of DexCom, Inc., a Delaware corporation (“DexCom” or the “Company”), in connection with the 2020 Annual Meeting of Stockholders, which is being held at 2:00 p.m. Pacific Time on May 21, 2020 at our offices located at 6310 Sequence Drive, San Diego, California 92121. We are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described herein) or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our proxy website at www.proxydocs.com/DXCM, and we encourage you to check this website prior to the meeting if you plan to attend. The Notice of Internet Availability of Proxy Materials (“Notice”) and proxy statement and form of proxy are being distributed and made available on the Internet on or about April 10, 2020. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. The proxy materials include our proxy statement for the Annual Meeting, an annual report to stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2019, and the proxy card or a voting instruction card for the Annual Meeting.
Voting Rights
Only stockholders of record of DexCom common stock on March 31, 2020, the record date, will be entitled to vote at the Annual Meeting. Each holder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 92,344,868 shares of common stock outstanding. For 10 days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our headquarters.
The holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present or represented by proxy at the Annual Meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy for the Annual Meeting but does not vote on a particular proposal, because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, the Annual Meeting may be adjourned by the chairperson of the Annual Meeting to a subsequent date for the purpose of obtaining a quorum.
For Proposal No. 1, regarding an election of directors, our Bylaws and our Corporate Governance Principles require that directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. Abstentions and, if applicable, broker non-votes are not counted as votes “For” or “Against” a director nominee and have no effect on the election of directors. Each current director and any director nominee must, promptly following such person’s election or re-election, submit to the Board an irrevocable resignation effective upon such person’s failure to receive the required vote at the next Annual Meeting at which they face re-election. Following an uncontested election in which any nominee who does not receive a majority of votes cast “For” his or her election, the Board is required to decide whether to accept such resignation, and it will disclose its decision- making process. In contested elections, the required vote would be a plurality of votes cast. Full details of this policy are set forth in our Corporate Governance Principles, which is available at https://investors.dexcom.com/static-files/37bd7249-61b6-4c12-b2aa-04c5da738f27.
The other proposals require the approval of a majority of shares present and entitled to vote on the matter either in person or by proxy. Abstentions and broker non-votes will not be counted for any purpose in determining whether these proposals have been approved, except with regards to Proposal No. 2, which is considered a routine proposal and is subject to the discretionary vote by the holder.

On each matter to be voted upon, stockholders of record have one vote for each share of common stock owned by them as of the close of business on March 31, 2020, the record date for the Annual Meeting. Stockholders may not cumulate votes in the election of directors.
Admission to Meeting
You are entitled to attend the Annual Meeting if you were a stockholder of record or a beneficial owner of our common stock as of March 31, 2020, the record date, or you hold a valid legal proxy for the Annual Meeting. If you are a stockholder of record, you may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the Annual Meeting.
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
We plan to announce any such updates on our proxy website at www.proxydocs.com/DXCM, and we encourage you to check this website prior to the meeting if you plan to attend.
Recommendations of the Board of Directors
DexCom’s Board of Directors recommends that you vote:
•FOR each of the nominees of the Board of Directors (Proposal No. 1);
•FOR the ratification of the appointment of Ernst & Young LLP as DexCom’s independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal No. 2); and
•FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 3).
Voting via the Internet, by Telephone or by Mail
Holders of shares of DexCom common stock whose shares are registered in their own name with DexCom’s transfer agent, American Stock Transfer & Trust Company, are record holders. As an alternative to voting in person at the Annual Meeting, record holders may vote via the Internet, by telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card.
For those record holders who receive a paper proxy card, instructions for voting via the Internet, telephone or by mail are set forth on the proxy card. All votes must be received by 11:59 p.m., Eastern Time, May 20, 2020. All votes for ESPP participants must be received by 5:00 p.m., Eastern Time, May 15, 2020. If you are a stockholder who elects to vote by mail, you should sign and mail the proxy card in the addressed, postage paid envelope that was enclosed with the proxy materials, and your shares will be voted at the Annual Meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the ratification of the appointment of Ernst & Young LLP as DexCom’s independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal No. 2), and FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 3).
DexCom stockholders whose shares are not registered in their own name with American Stock Transfer & Trust, are beneficial holders of shares held in street name. Such shares may be held in an account at a bank or at a brokerage firm (your record holder). As the beneficial holder, you have the right to direct your record holder on how to vote your shares, and you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or by telephone. If internet or telephone voting is unavailable from your record holder, simply complete and mail the voting instruction card provided to you by your record holder to ensure that your vote is counted. If your shares are held beneficially in street name and you have not given your record holder voting instructions, your record holder will not be able to vote your shares with respect to any matter other than ratification of the appointment of DexCom’s independent registered public accounting firm. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from your record holder giving you the right to vote such shares in person at the Annual Meeting.
For those stockholders who receive a Notice (described under “Internet Availability of Proxy Materials” below), the Notice provides information on how to access your proxy on the Internet, which contains instructions on how to vote via the Internet or by telephone. If you received a Notice, you can request a printed copy of your proxy materials by following the instructions contained in the Notice.

In light of the evolving COVID-19 situation, we strongly recommend that you vote your shares in advance of the meeting as instructed above, even if you plan to attend the meeting.
Revocation of Proxies
You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to DexCom’s Secretary at DexCom’s principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the Annual Meeting if you obtain a legal proxy as described under “Admission to Meeting” above.
Expenses of Soliciting Proxies
The expenses of soliciting proxies will be paid by DexCom. Following the original mailing of the soliciting materials, DexCom and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail or otherwise. Following the original mailing of the soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.
Results of Annual Meeting
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K no later than 4 business days after the date the Annual Meeting ends.

INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report, and voting via the Internet. The Notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
As of the date of mailing of this Proxy Statement, our Board of Directors (“Board of Directors” or “Board”) consists of 9 members and is divided into three classes, each of which has a 3-year term. Class I currently consists of Kevin R. Sayer, Nicholas Augustinos and Bridgette P. Heller, Class II currently consists of Steven R. Altman, Barbara E. Kahn and Jay S. Skyler, M.D., and Class III currently consists of Richard A. Collins, Mark G. Foletta and Eric J. Topol, M.D. Three Class III directors are to be elected at this Annual Meeting to serve until our 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal. The terms of the directors in Classes I and II expire at our 2021 and 2022 Annual Meetings of Stockholders, respectively.
The nominees for Class III directors are Richard A. Collins, Mark G. Foletta and Eric J. Topol, M.D., each of whom is a current director. Mr. Collins has served on the Board since March 2017, Mr. Foletta has served since November 2014 and Dr. Topol has served since July 2009. Each of Messrs. Collins and Foletta and Dr. Topol has agreed to continue to serve as directors if elected, and we have no reason to believe that the nominees will be unable to serve.
Directors are elected by a majority of votes cast in an uncontested election. A majority of the votes cast means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. In contested elections (an election in which the number of nominees for election as director is greater than the number of directors to be elected), the vote standard would be a plurality of the votes cast.
In accordance with our Corporate Governance Principles (available on our website at https://investors.dexcom.com/static-files/37bd7249-61b6-4c12-b2aa-04c5da738f27), the Board will nominate for election only candidates who agree, if elected, to tender, promptly following such person’s election or re-election, an irrevocable resignation that will be effective upon (i) such person’s failure to receive the required vote at the next Annual Meeting at which they face re-election, and (ii) the Board’s acceptance of such resignation, at which point, any unvested portion of annual equity grants to a director whose resignation becomes effective will become fully vested. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board. Each of Mr. Collins, Mr. Foletta, and Dr. Topol has provided an irrevocable resignation.
If an incumbent director fails to receive the required vote for election, then, within 90 days following certification of the stockholder vote, the Board will disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC. Any director who tenders his or her resignation pursuant to this provision of our Corporate Governance Principles may not participate in the Board action regarding whether to accept the resignation offer.

Recommendation of the Board
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.
The following is biographical information as of March 31, 2020 for the nominees for Class III directors and each person whose term of office as a Class I and Class II director will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2023 Annual Meeting
Richard A. Collins has served on our Board since March 2017. Mr. Collins has been a self-employed consultant since October 2013. From March 2011 to October 2013 Mr. Collins was the Chief Executive Officer for UnitedHealthcare’s Northeast Region and was President, Director and/or Chairman of numerous UnitedHealthcare subsidiaries including Oxford Health Plans, Mid Atlantic Medical Services and UHC Insurance Company of New York. From July 2005 through December of 2012 Mr. Collins served as the President – Individual Line of Business for UnitedHealthcare and the Chairman and Chief Executive Officer of Golden Rule Financial Corporation. Prior to 2011, Mr. Collins also held leadership positions in pricing, underwriting and healthcare economics with UnitedHealthcare. Mr. Collins has previously served on the Boards of Fairbanks Hospital in Indianapolis, Indiana, The Nature Conservancy—Indiana, United Healthcare Children’s Foundation and the Council for Affordable Health Insurance. Mr. Collins received a B.S. from Maine Maritime Academy and completed the executive development program at Harvard University’s John F. Kennedy School of Government. Mr. Collins is a National Association of Corporate Directors (NACD) Board Leadership Fellow. NACD Fellowship is a comprehensive and continuous program of study that empowers directors with the latest insights, intelligence, and leading boardroom practices. Mr. Collins' significant experience in healthcare insurance and administration, including his tenure during a period in which UnitedHealth Group grew from a mid-cap health insurer into one of the largest public corporations in America, qualify him to serve on the Board.

Mark G. Foletta has served on our Board since November 2014 and has served as our Lead Independent Director since November 2015. Mr. Foletta has been the Chief Financial Officer and Executive Vice President of Tocagen, Inc., a publicly-traded biotech company, since February 2017. Mr. Foletta previously served as Senior Vice President, Finance and Chief Financial Officer of Amylin Pharmaceuticals, Inc., a publicly traded pharmaceutical company, from March 2006 through Amylin’s acquisition by Bristol Myers-Squibb Company in August 2012, and as Vice President, Finance and Chief Financial Officer of Amylin from 2000 to 2006. Prior to joining Amylin in 2000, Mr. Foletta held a number of management positions with Intermark, Inc. and Triton Group Ltd. from 1986 to 2000 and served as an Audit Manager with Ernst & Young. Mr. Foletta is currently a member of the Board of Directors and Audit Committee of AMN Healthcare Services, Inc., a publicly traded healthcare workforce solutions provider. From August 2015 to July 2016, Mr. Foletta served as the interim CFO of Biocept, Inc., an early commercial-stage publicly traded molecular oncology diagnostics company. Mr. Foletta is also on the Board of Directors of Viacyte, Inc., a private biotechnology company. Mr. Foletta received a B.A. in Business Economics from the University of California, Santa Barbara and is a member of the Corporate Directors Forum. Mr. Foletta’s considerable audit and financial experience in the biotechnology and pharmaceutical sectors qualifies him to serve on the Board.
Eric J. Topol, M.D. has served on our Board since July 2009. Since January 2007, Dr. Topol has served as the Director of the Scripps Translational Science Institute, a National Institutes of Health funded program of the Clinical and Translational Science Award Consortium. He is Executive Vice President and Professor of Molecular Medicine at the Scripps Research Institute, and a senior consulting cardiologist at Scripps Clinic. Prior to Scripps, Dr. Topol served on the faculty of Case Western Reserve University as a professor in genetics, chaired the Department of Cardiovascular Medicine at Cleveland Clinic for 15 years and founded the Cleveland Clinic Lerner College of Medicine. Dr. Topol serves as a digital medical advisor to Blue Cross Blue Shield Association. In April 2009, he co-founded the West Wireless Health Institute, a non-profit foundation for applied medical research and policy on the prevention of aging. As a practicing physician, academic and thought leader in wireless healthcare technologies, Dr. Topol is uniquely situated to provide the Board with guidance on its technology, clinical and market development.

Directors Continuing in Office Until the 2021 Annual Meeting
Kevin R. Sayer has served on our Board since November 2007, as our President and Chief Executive Officer ("CEO") since January 2015 and as our Chairman of the Board of Directors ("Chairman") since July 2018. Mr. Sayer has been our President since 2011, and from January 2013 until January 2015, Mr. Sayer also served as our Chief Operating Officer. From April 2007 to December 2010, Mr. Sayer served as Chief Financial Officer of Biosensors International Group, Ltd. ("Biosensors"), a medical technology company developing, manufacturing and commercializing medical devices used in interventional cardiology and critical care procedures. Prior to joining Biosensors, from May 2005 to April 2007, Mr. Sayer served as an independent healthcare and medical technology industry consultant. From March 2004 to May 2005, Mr. Sayer was Executive Vice President and Chief Financial Officer of Specialty Laboratories, Inc., a company offering clinical reference laboratory services. From August 2002 to March 2004, Mr. Sayer worked as an independent healthcare and medical technology industry consultant. Mr. Sayer served as Chief Financial Officer of MiniMed, Inc. from May 1994 until it was acquired by Medtronic, Inc. in August 2001. Mr. Sayer served as Vice President and General Manager of Medtronic MiniMed after the acquisition until August 2002. Mr. Sayer is a Certified Public Accountant (inactive) and received his Master's Degree in Accounting and Information Systems concurrently with a B.A., both from Brigham Young University. As CEO, Mr. Sayer has direct responsibility for our strategy and operations.
Nicholas (Nick) Augustinos has served on our Board since November 2009. From December 2015 through December 2018, Mr. Augustinos served as President and CEO of Aver, Inc., a company specializing in bundled payment, analytics and payment solutions. He has served on the Board of Directors of Aver since September 2014, and was Chairman of the Board of Aver during 2019. From November 2011 until December 2015, Mr. Augustinos worked for Cardinal Health, Inc. as its Senior Vice President for Health Information Services and Strategy. From March 2005 through October 2011, Mr. Augustinos worked for Cisco Systems, Inc. (“Cisco”), a networking company. At Cisco, he held various positions, including Director of Cisco’s Internet Business Solutions Group, Senior Director, Global Healthcare Solutions Group, and Senior Director of Global Healthcare Operations. In January 2015, Mr. Augustinos was appointed to the Board of Directors of the California Health Care Foundation (“CHCF”), which seeks to improve care for all Californians through innovations that improve quality, increase efficiency, and lower the cost of care. Prior to CHCF, he served on the Board of Directors of the SCAN Foundation, an organization dedicated to advancing the development of a sustainable continuum of quality care for seniors, from June 2011 until December 2014. Mr. Augustinos served on the Board of Directors of Audax Health, now Rally, from March 2012 until February 2014. With a 35-year career in healthcare and healthcare technology, Mr. Augustinos has broad managerial, consulting and business development experience in the private and public sectors. Mr. Augustinos has worked with a diverse range of leading healthcare delivery systems, healthcare insurers and government organizations globally and brings to the Board significant business and market development experience with growth companies.

Bridgette P. Heller has served on our Board since September 2019. Ms. Heller is currently leading a small nonprofit, the Shirley Proctor Puller Foundation, committed to generating better educational outcomes for underserved children in St. Petersburg, Florida. Previously, Ms. Heller served as the Executive Vice President and President of Nutricia, the Specialized Nutrition Division of Danone from July 2016 to August 2019. From 2010 to 2015, she served as Executive Vice President of Merck & Co., Inc. and President of Merck Consumer Care. Prior to joining Merck, Ms. Heller was President of Johnson & Johnson’s Global Baby Business Unit from 2007 to 2010 and President of its Global Baby, Kids, and Wound Care business from 2005 to 2007. She also worked for Kraft Foods from 1985 to 2002, ultimately serving as Executive Vice President and General Manager for the North American Coffee Portfolio. Ms. Heller serves on the Board of Tech Data Corporation, an end-to-end technology distributor and Fortune 100 company. She holds an MBA from Northwestern University’s Kellogg Graduate School of Management and is a member of the school’s Advisory Board. Ms. Heller received her bachelor’s degree in Economics and Computer Studies from Northwestern University. Ms. Heller brings to our Board considerable experience in business, specifically as it relates to technology and manufacturing, and she is a strong addition to the Board as DexCom continues to expand and scale its operations.

Directors Continuing in Office Until the 2022 Annual Meeting
Steven R. Altman has served on our Board since November 2013. From November 2011 through January 2014, Mr. Altman served as the vice chairman of Qualcomm Incorporated (“Qualcomm”) and a member of Qualcomm’s Executive Committee. Mr. Altman previously served as the president of Qualcomm from July 2005 to November 2011, as Executive Vice President from November 1997 to June 2005 and as President of Qualcomm Technology Licensing from September 1995 to April 2005. Mr. Altman was the chief architect of Qualcomm’s strategy for licensing its broad intellectual property portfolio for wireless communications, which has accelerated the growth of CDMA technology. Mr. Altman received a B.S. from Northern Arizona University in Police Science and Administration and a J.D. from the University of San Diego. Mr. Altman brings to the Board significant senior leadership, and technical and global experience. Mr. Altman’s experiences with Qualcomm allow him to provide DexCom with valuable insights on corporate strategy and initiatives that are critical to the continued growth and maturation of DexCom.
Barbara E. Kahn has served on our Board since April 2011. Since January 2011, Dr. Kahn has served as the Patty and Jay H. Baker Professor of Marketing at The Wharton School, where she previously served as the Director of the Jay H. Baker Retailing Center from January 2011 to June 2017, Vice Dean of Wharton Undergraduate Division from 2003 to 2007, and the Dorothy Silberberg Professor of Marketing from June 1990 to July 2007. Dr. Kahn is currently serving as Executive Director of Marketing Science Institute (MSI). Prior to rejoining Wharton, Dr. Kahn served for three and a half years as the Dean and Schein Family Chair Professor of Marketing at the School of Business Administration, University of Miami, Coral Gables, Florida from August 2007 to January 2011. Dr. Kahn received her Ph.D., M.B.A. and M.Phil degrees from Columbia University, and a B.A. in English Literature from the University of Rochester. Through Dr. Kahn’s experience in consumer-based research, she provides the Board with senior leadership and important guidance on issues relating to market and product development.
Jay S. Skyler, M.D., MACP has served on our Board since September 2002. Dr. Skyler is a Professor of Medicine, Pediatrics and Psychology and Deputy Director of the Diabetes Research Institute at the University of Miami in Florida, where he has been employed since 1976. For 22 years, Dr. Skyler also served as Study Chairman for the National Institute of Diabetes & Digestive & Kidney Diseases Type 1 Diabetes clinical trials network. He is a past President of the American Diabetes Association and a past Vice-President of the International Diabetes Federation. Dr. Skyler served as a director of Amylin Pharmaceuticals, Inc. until its acquisition by Bristol-Myers Squibb Company in August 2012, and served as a director of MiniMed, Inc. until its acquisition by Medtronic, Inc. in 2001. Dr. Skyler received a B.S. from Pennsylvania State University and an M.D. from Jefferson Medical College. As a scholar and educator in the field of endocrinology, Dr. Skyler brings to the Board industry and technical experience directly related to DexCom’s research and development activities. In addition, Dr. Skyler’s board service with other public companies provides cross-board experience.

CORPORATE GOVERNANCE

Our Corporate Governance Principles
Our Board of Directors has adopted Corporate Governance Principles (the “Governance Principles”) to describe the corporate governance practices and policies that serve the best interests of the Company and its stockholders. The Board intends that these Governance Principles serve as a flexible framework for the governance of the Company. The Governance Principles should be interpreted in the context of all applicable laws, the Company’s charter documents and other governing legal documents.
The Governance Principles provide that our Board of Directors is free to choose its Chairman in any way that it considers in the best interests of our company, and that the Nominating and Governance Committee will periodically consider the leadership structure of our Board of Directors and make recommendations related to the same to the Board of Directors. Our Corporate Governance Principles also provide that, if the Chairman is also the CEO or if the Chairman is a former employee, the independent directors will designate a “lead independent director.” In such cases, the Chairman schedules and sets the agenda for meetings of the Board of Directors, and the Chairman, or if the Chairman is not present, the lead independent director, chairs such meetings. The responsibilities of the Chairman or, if the Chairman is also the CEO or a former employee, the lead independent director include: presiding at executive sessions, being available, under appropriate circumstances, for consultation and direct communication with stockholders and performing such other responsibilities as requested by the Board of Directors. The lead independent director encourages direct dialogue between all directors and management.
Our Governance Principles is available at https://investors.dexcom.com/static-files/37bd7249-61b6-4c12-b2aa-04c5da738f27.

Board Structure
Our Board of Directors believes that our stockholders and DexCom currently are best served by having Kevin R. Sayer, our CEO, also serve as Chairman of the Board, and Mark G. Foletta serve as lead independent director. Our Board of Directors believes that the current Board leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management while allowing the Board and management to benefit from Mr. Sayer’s extensive executive leadership and operational experience, including familiarity with our business. Our independent directors bring experience, oversight and expertise from outside of our company, while our Chairman and CEO brings company and industry specific experience and expertise. Our Board of Directors believes that this governance structure provides strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders. Our Board of Directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of the Board of Directors and sound corporate governance policies and practices.

Director Independence
Under The Nasdaq Stock Market LLC (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board. Our Board of Directors consults with our legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable Nasdaq listing standards, as in effect from time to time.
Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Sayer, our Chairman, President and CEO. In making its independence determinations, the Board reviewed transactions and relationships between or among us or one of our subsidiaries or affiliates, and each director, or any member of his or her immediate family, and our independent registered public accounting firm based on information provided by the directors, our records and publicly available information. Specifically, the Board considered the following types of relationships and transactions: (i) principal employment of and other public company directorships held by each non-employee director; (ii) contracts or arrangements that are ongoing or which existed during any of the past 3 fiscal years between us and/or our subsidiaries or affiliates and any entity for which the non-employee director, or his or her immediate family member, is an executive officer or greater-than-10% stockholder; and (iii) contracts or arrangements that are ongoing or which existed during any of the past 3 fiscal years between us and/or our subsidiaries or affiliates and any other public company for which the non-employee director serves as a director.
As required under applicable Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the Committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of applicable Nasdaq listing standards and as required by SEC rules and regulations.

Board of Directors’ Role in Risk Oversight
Management continually monitors the material risks we face, including financial risk, strategic risk, enterprise and operational risk and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. In fulfilling this oversight role, our Board of Directors focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. Our Board of Directors performs these functions in a number of ways, including the following:
•at its regularly scheduled meetings, the Board of Directors receives management updates on our business operations, financial results, Committee activities, and strategy and discusses risks related to the business;
•the Audit Committee assists the Board of Directors in its oversight of risk management by discussing with management our guidelines and policies regarding financial, cybersecurity and enterprise risk management, including major risk exposures, and the steps management has taken to monitor and mitigate such exposures;
•the Compensation Committee assists the Board of Directors by evaluating potential risks related to our compensation programs;
•the Nominating and Governance Committee assists the Board of Directors in its oversight of DexCom’s legal compliance policies, including its Insider Trading Policy, compliance risk exposures and the steps management has taken to monitor or mitigate such exposures, and assessment and management of environmental, sustainability and governance risks affecting our business;
•through management updates and Committee reports, the Board monitors our risk management activities, including the enterprise risk management process and cybersecurity risks, risks relating to our compensation programs, and financial, legal and operational risks; and
•a substantial portion of our compensation paid to employees is time-based equity that is oriented to performance as its value derives from our stock price.

Committees of the Board and Meetings
Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each Committee operates pursuant to a written charter that is available at https://investors.dexcom.com/corporate-governance.

The following is a chart showing membership and meeting information for each of these Committees during the fiscal year ended December 31, 2019, as well as a description of each Committee and its functions.

Name		Age	DexCom Director Since	Independent	Audit Committee	Compensation Committee	Nominating and Governance Committee
Class I Directors
	Nicholas Augustinos	61	2009	✓	•		•
	Bridgette P. Heller	58	2019	✓		•(1)
	Kevin R. Sayer	62	2007
Class II Directors
	Steven R. Altman	58	2013	✓		•	•
	Barbara E. Kahn	67	2011	✓	•
	Jay S. Skyler, M.D.	73	2002	✓		•	♦
Class III Directors
	Richard A. Collins	63	2017	✓	•
	Mark G. Foletta	59	2014	✓ ■	♦	•(1)
	Eric J. Topol, M.D.	65	2009	✓		♦	•
Total meetings in fiscal year 2019					8	4	4
♦	Committee Chairperson
•	Member
■	Lead Independent Director
1	Upon appointment to the Board on September 13, 2019, Ms. Heller was appointed to the Compensation Committee, and in connection therewith, Mr. Foletta ceased to serve as a member of the Compensation Committee
Audit Committee
The Audit Committee reviews and evaluates our financial statements, accounting practices and our internal accounting procedures, selects and engages our independent registered public accounting firm and reviews the results and scope of the audit and other services provided by our independent registered public accounting firm. In addition, the Audit Committee evaluates our potential financial, legal, compliance, enterprise and operating risk exposures.
Audit Committee Financial Experts. Our Board has determined that Mr. Foletta qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In addition, each member of our Audit Committee possesses the financial qualifications required of Audit Committee members set forth in applicable Nasdaq listing standards. The Board made a qualitative assessment of the Committee members’ level of knowledge and experience based on a number of factors, including formal education and experience.
Compensation Committee
The Compensation Committee reviews and determines the compensation and benefits of our executive officers, reviews and recommends to our Board the compensation for our non-employee directors, reviews annually and recommends to our Board cash-based and equity-based incentive compensation under our equity compensation and employee benefits plans and reviews our general policies relating to compensation and benefits. See “Executive Compensation—Compensation Discussion and Analysis” later in this Proxy Statement for information concerning the Committee’s role, processes and activities in overseeing executive compensation. In addition, the Compensation Committee evaluates the potential risks related to our compensation programs and periodically reviews the succession plans for senior management positions, concurrent with the authority of the Board with respect to succession planning.
Each member of this Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”). No member of the Compensation Committee has accepted directly or indirectly any consulting, advisory or other compensatory fee from DexCom or any subsidiary thereof.
Compensation Committee Policies and Procedures. The Compensation Committee annually reviews and evaluates base salary, bonuses and long-term incentives for all executive officers, and in conducting such reviews, places significant consideration upon the recommendations by the CEO, along with the rationale for such recommendations, with the exception of the compensation review of the CEO himself. The Compensation Committee reviews management’s recommendations for compensation and benefits for executive officers. The Compensation Committee reviews and determines the amount and composition of executive compensation to be paid to the executive officers, including our Chairman and CEO. The CEO does not participate in the Compensation Committee’s review or decision as to the compensation packages. In establishing individual compensation levels, the Compensation Committee considers our overall strategic objectives and performance, our stock performance, peer group comparisons and individual performance. No formula is used to determine an executive’s total compensation, including salary. Our overall performance and the achievement of financial and business objectives are considered.
Management’s Role in the Compensation-Setting Process. Management, including our named executive officers, plays some role in the compensation-setting process. The most significant aspects of management’s role are evaluating employee performance, assisting in establishing performance targets and objectives, and recommending salary and bonus levels and equity awards. The CEO and the head of Human Resources work with the Compensation Committee in establishing the agenda for Compensation Committee meetings. Management also prepares meeting information for each Compensation Committee meeting.
Use of Compensation Consultants. The Compensation Committee has in the past engaged Compensia, Inc. (“Compensia”) to conduct a review and analysis of how our compensation practices compare with our peer group of companies, including during 2019. During fiscal 2019, the Compensation Committee reviewed the fees provided to the compensation consultant relative to its revenue, the services provided by the compensation consultant to the Compensation Committee, the relationships between the compensation consultant and its consultants and our executive officers, and other factors relating to the compensation consultant’s independence, and concluded that it is independent within the meaning of the listing standards of Nasdaq and that its engagement did not present any conflict of interest.
Nominating and Governance Committee
The Nominating and Governance Committee makes recommendations to our Board of Directors concerning candidates for election to our Board of Directors and oversees our compliance activities and other corporate governance matters. In addition, the Nominating and Governance Committee evaluates the potential risks related to legal compliance. Further, the Nominating and Governance Committee oversees and reviews annually (a) our policies and programs concerning (i) corporate social responsibility and (ii) our participation and visibility as a global corporate citizen; (b) our sustainability performance; and (c) the assessment and management of environmental, sustainability and governance risks affecting our business.

Meetings of the Board of Directors; Director Attendance
Our Board of Directors met four times during the last fiscal year. Each director attended 75% or more of the total Board and Board Committee meetings on which the director served during for the period for which he or she was a director or Committee member, as applicable, for fiscal year 2019. In addition, we encourage all of our directors and nominees for director to attend our Annual Meeting of Stockholders. All directors serving at that time attended our Annual Meeting of Stockholders in 2019.

Director Selection Process and Qualifications
The Nominating and Governance Committee considers director nominees recommended by sitting directors, officers, employees, stockholders and others using the same criteria to evaluate all candidates. The Nominating and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Governance Committee recommends the candidate for consideration by the full Board. The Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees, but has not done so to date.
Nominees for the Board should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board’s policy is to encourage selection of directors who will contribute to our overall corporate goals: responsibility to our stockholders, technology leadership in diabetes care, increasing access to our technologies, effective execution, high customer satisfaction and superior employee working environment. The Nominating and Governance Committee may from time to time review the appropriate skills and characteristics required of Board members, including such factors as independence, knowledge of our business, educational background, diversity of professional experience, personal skills, business, financial reporting and other areas that are expected to contribute to an effective Board. In evaluating potential candidates for the Board, the Nominating and Governance Committee considers these factors in the light of the specific needs of the Board at that time. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee our business effectively. Board members are expected to prepare for, attend and participate in meetings of the Board and Committees on which they serve, and are strongly encouraged to attend our Annual Meetings of Stockholders.
The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board at an annual meeting of stockholders must do so in accordance with the procedures set forth in “Stockholder Proposals for Annual Meeting” on page 49 of this Proxy Statement. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission; a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing; a representation that the stockholder is a holder of record of our stock and entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; a representation whether either such stockholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of our voting shares to elect such nominee; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous 5 years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. To date, the Nominating and Governance Committee has not received a director nominee from a stockholder or stockholders holding more than 5 percent of our voting stock.

Board Evaluation Process
The Board and each committee conduct a self-evaluation of their performance, composition, leadership structure, and governance at least annually. The evaluation format and process is supervised by the nominating and governance committee. The evaluation is typically conducted as an interview with a third-party advisor. A summary of the results is presented to the Board on a “no-names” basis identifying any themes or issues that have emerged. The Board considers the results and ways in which Board processes and effectiveness may be enhanced. Based upon the assessment results, the Board agrees on improvement goals and tracks its progress against those goals over time. The Board has, and in the future may, engaged and paid fees to a third-party advisor to assist in performing the Board evaluation. Generally, the Company’s legal advisors assist with the Board evaluation on an annual basis.

Code of Conduct and Business Ethics
We have adopted a Code of Conduct and Business Ethics for Employees and Directors (“Code of Conduct”) that is an essential resource for all of our officers, directors and employees. It outlines our values on a number of issues affecting our business, sets requirements for business conduct, and serves as the basis for our compliance program. Our Code of Conduct is available at https://investors.dexcom.com/corporate-governance. If we make any material substantive amendments to our Code of Conduct or grant any waiver from a provision the Code of Conduct to any executive officer or director, we intend, to the extent required by Nasdaq listing standards or applicable law, to promptly disclose the nature of the amendment or waiver on our website or a Current Report on Form 8-K.

Corporate Responsibility
We strive to advance the interests of all our stakeholders – including patients, caregivers, employees, investors, and our communities – by operating in an ethical and sustainable way. We do this by holding true to our core values: Listen, Think Big, Be Dependable, and Serve with Integrity. These values are at the heart of our sustainability activities
Listen – We believe in listening to our customers and our employees. We have launched a number of programs to advocate for individuals living with diabetes and we support our employees and their families through a number of benefit programs that are available. In addition, we promote diversity, practice fairness, and treat everyone with respect and dignity.
Think Big - We seek to expand global healthcare access for people with diabetes and actively work to increase access to our products. We also have committed to operate our business in a manner that is protective of the environment and conserves natural resources and reduces waste.
Be Dependable – We are committed to quality and believe that is best achieved through a safe and healthy workplace as well as a Quality Management System that is compliant with all applicable regulatory requirements and which is continuously being improved.

Serve with Integrity – While oversight of our ethics and governance structure begins with our Board of Directors and Executive Leadership Team, we expect all employees to foster a culture of accountability in line with our Code of Conduct and Business Ethics. We also maintain a compliance program to help enforce ethical conduct and adherence to applicable laws and regulations.
We recently released our inaugural Sustainability Report, available at https://investors.dexcom.com/corporate-governance, which is provided for reference only and is not incorporated by reference into this Proxy Statement.

Anti-Hedging
Our Insider Trading Policy, among other things, establishes periods of time during which employees, including our executive officers, may and may not trade shares of our common stock. In addition, it also prohibits our employees, including our executive officers and the non-employee members of our Board of Directors from engaging in acquiring, selling, or trading in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale (including a short sale “against the box”). We do not allow employees to hedge our equity securities pursuant to this policy.

Stockholder Communications with the Board of Directors
Should stockholders wish to communicate with the Board, such correspondences should be sent to the attention of the Secretary, at 6340 Sequence Drive, San Diego, California 92121. Our Secretary will forward the communication to the Board. We do not have a formal process by which stockholders may communicate directly with members of our Board of Directors. We believe that an informal process, in which any communication sent to the Board of Directors in care of the Secretary is generally to be forwarded to the Board of Directors, serves the needs of the Board and our stockholders.

DIRECTOR COMPENSATION
The general philosophy of our Board is that compensation for non-employee directors should reward them for a year of service in fulfilling their oversight responsibilities. We do not compensate our employee-director for Board service in addition to such director's regular employee compensation. The Compensation Committee periodically evaluates the appropriate level and form of compensation for non-employee directors and recommends changes, if any, to the Board. The Compensation Committee considers advice from Compensia, the Compensation Committee’s independent consultant, in connection with this evaluation when appropriate. Based on our 2019 Board compensation assessment with respect to compensation payable for 2019, both the total pay per director and our total director pay relative to peers approximated the then-current peer median. We also assessed Board pay relative to our peers and the market in May 2019. In that assessment, we found that the per director average pay and total non-employee director compensation program generally was approximately the peer median. Our Board reviews the Compensation Committee’s recommendations and then determines the amount of director compensation. As described more fully below, non-employee director compensation is in the form of equity to align further the longer-term interests of the individual directors with those of our stockholders.

Non-Employee Director Compensation Arrangements
Under our Amended and Restated 2015 Equity Incentive Plan (“A&R 2015 EIP”) our Board has discretion to determine the value and number of equity awards granted to non-employee directors from time to time, subject to an annual limit.
Consistent with our philosophy to conserve our cash resources and further align director interests with stockholders, in lieu of a cash retainer, our non-employee directors receive value-based award of restricted stock units (“RSUs”).

The compensation program for our non-employee directors is as follows:

Director Compensation Elements	Value-Based Equity Award ($)
Initial Equity Grant	500,000
Annual Equity Grant	300,000
Additional Annual Equity Grant
Audit Committee Chair	27,500
Compensation Committee Chair	20,625
Nominating and Governance Committee Chair	13,700
Lead Independent Director	25,000
Audit Committee Member	10,000
Compensation Committee Member	10,000
Nominating and Governance Committee Member	7,500
The number of RSUs granted to our directors is based on the value-based equity award per the table above and the average closing price of DexCom common stock for the 15-trading day period prior to the grant date. Initial equity grants to our non-employee directors vest over three years in equal annual installments. Annual equity grants to our non-employee directors are made on the date of the Annual Meeting of Stockholders and vest in one annual installment on the earlier of the one year anniversary of the grant date or the date of the annual meeting of stockholders. The annual equity grant for general Board service will be prorated if a new non-employee director commences service less than 6 months prior to the next annual meeting of stockholders. Vesting of outstanding equity awards held by non-employee directors is accelerated in full upon a change in control of DexCom.
All of our directors, including our non-employee directors, are reimbursed for their reasonable expenses in attending Board of Directors and Committee meetings.
Each non-employee director of our Board is required to own shares of DexCom stock with an aggregate market value equal to 2 times his or her annual retainer of $300,000. These stock ownership guidelines are effective when a director joins the Board, and must be met within 5 years of becoming a member of the Board. All of our directors who have served 5 years or more on our Board currently are in compliance with these guidelines. Generally, ownership levels are determined by including stock acquired through open market purchases, shares vested and unvested pursuant to RSU grants, as well as the in-the-money value of vested stock options. However, directors may sell enough shares to cover their income tax liability on vested equity awards. Directors who have met the guidelines are expected, absent unusual circumstances, to maintain compliance with their target ownership levels.

2019 Director Compensation Table
The following table provides information for 2019 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2019. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or, except for reasonable expenses for attending Board and Committee meetings, reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors. Consistent with our philosophy to conserve our cash resources, those non-employee directors entitled to annual retainers were only issued RSUs, and no non-employee directors received cash compensation in 2019.

Name	Stock Awards ($)(1)(2)
Steven R. Altman	324,596
Nicholas Augustinos	324,596
Richard A. Collins	316,954
Mark G. Foletta	370,568
Bridgette P. Heller (3)	444,042
Barbara E. Kahn	316,954
Jay S. Skyler, M.D.	331,025
Eric J. Topol, M.D.	335,513

(1)These amounts reflect the grant date fair value of RSUs granted during 2019, computed in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see Note 1 and Note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on February 13, 2020.
(2)As of December 31, 2019, Mr. Altman had 2,676 unvested RSUs, Mr. Augustinos had 2,676 unvested RSUs, Mr. Collins had 2,613 unvested RSUs, Mr. Foletta had 3,055 unvested RSUs, Dr. Kahn had 2,613 unvested RSUs, Dr. Skyler had 2,729 unvested RSUs, Dr. Topol had 2,766 unvested RSUs and Ms. Heller had 3,036 unvested RSUs.
(3)Ms. Heller joined our Board in September 2019 and received a grant of 3,036 RSUs based on a value-based grant of $500,000 and the average closing price of DexCom common stock for the 15-trading day period prior to the grant date.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and is seeking ratification of such selection by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.
To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services
The following table provides information regarding the fees billed for professional services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2019 and 2018. All fees described below were approved by the Audit Committee.

	Fiscal Year Ended December 31,
	2019	2018
Audit Fees	$2,223,550	$2,281,238
Audit-Related Fees	—	—
Tax Fees	433,340	725,710
All Other Fees	1,840	—
Total Fees	$2,658,730	$3,006,948
Audit fees consist of amounts for professional services rendered in connection with the integrated audit of our consolidated financial statements and internal control over financial reporting, review of the interim condensed consolidated financial statements included in quarterly reports, and services that are normally provided in connection with statutory and regulatory filings or engagements. The fees for assurance and related services reasonably related to the performance of the audit of our financial statements, but not included under Audit Fees, are listed under “Audit-Related Fees.” Finally, the fees billed by Ernst & Young for tax services, which primarily related to tax compliance, planning, and transfer pricing advice related to our international legal entity formation and restructuring, consultation regarding appropriate handling of items on our U.S. tax returns, and a research and development credit study, are listed above under “Tax Fees.” Fees for annual subscription for Ernst & Young’s online resource library and online document repository are included in “All Other Fees".

Pre-Approval Policies and Procedures
The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee that is available at https://investors.dexcom.com/corporate-governance.
The Audit Committee considered whether the non-audit services rendered by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence as the independent registered public accounting firm for auditing our consolidated financial statements and concluded they were.

Recommendation of the Board
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of DexCom under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless and only to the extent that DexCom specifically incorporates it by reference.
The Audit Committee reviewed and discussed with DexCom’s management and Ernst & Young LLP the audited consolidated financial statements of DexCom for the year ended December 31, 2019. The Audit Committee has also discussed with Ernst & Young LLP such matters as are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board.
The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from DexCom.
Based on the reviews and discussion referred to above, the Audit Committee recommended to the Board of Directors that such audited consolidated financial statements be included in DexCom’s annual report on Form 10-K for the year ended December 31, 2019 as filed with the Securities and Exchange Commission on February 13, 2020.
Audit Committee
Mark G. Foletta, Chairman
Nicholas Augustinos
Richard A. Collins
Barbara E. Kahn

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
This matter is being submitted to enable stockholders to express views on the design and effectiveness of our executive compensation program. Our goal for our executive compensation program is to support our key strategic and financial goals, and to attract, motivate and retain a talented, entrepreneurial and creative team of executive officers who will provide leadership for our success. Our executive compensation program seeks to accomplish these goals in a way that rewards performance and is aligned with our stockholders’ long-term interests. We believe that our executive compensation program, which is conservative as to base salary cash compensation relative to our peer group of companies as we work to achieve and maintain profitability, and emphasizes long-term equity awards as well as annual incentive plans with payouts tied to achievement of various financial and operational goals, satisfies this objective and is strongly aligned with the short- and long-term interests of our stockholders. We believe the compensation program for our named executive officers was instrumental in helping us achieve strong performance in 2019, including generating a record full fiscal year 2019 revenue of $1.48 billion, an increase of $444.4 million, or 43%, as compared to 2018, and an increase of $757.5 million, or 105%, as compared to 2017.
We encourage stockholders to read the Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement, which describes the details of our executive compensation program and the decisions made by the Compensation Committee in 2019.
The Board of Directors has determined to hold a “say on pay” advisory vote every year. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
We are requesting that stockholders cast a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules in this Proxy Statement for the 2020 Annual Meeting of Stockholders (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables) is hereby APPROVED.
As an advisory vote, this proposal is not binding upon us. However, our Board and the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 3, AS SET FORTH IN THE RESOLUTION ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents information as to the beneficial ownership of our common stock as of March 31, 2020 for:
•each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
•each of our directors;
•each named executive officer as set forth in the summary compensation table below; and
•all executive officers and directors as a group.
The percentage of shares beneficially owned is based on 92,344,868 shares of common stock outstanding as of March 31, 2020. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless indicated above, the persons and entities named below have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable and RSUs that will vest within 60 days of March 31, 2020 are deemed to be outstanding and to be beneficially owned by the person holding the options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of class (%)
Directors and Named Executive Officers
Steven R. Altman(1)	48,980	*
Nicholas Augustinos(2)	17,592	*
Andrew K. Balo(3)	26,952	*
Quentin S. Blackford(4)	174	*
Richard A. Collins(5)	7,917	*
Richard B. Doubleday(6)	25,173	*
Mark G. Foletta(7)	16,202	*
Bridgette P. Heller	—	*
Barbara E. Kahn(8)	13,879	*
Steven R. Pacelli(9)	48,896	*
Kevin R. Sayer(10)	100,355	*
Jay S. Skyler, M.D.(11)	43,146	*
Eric J. Topol, M.D.(12)	91,014	*
All directors and executive officers as a group (19 persons)(13)	635,819	*
All 5% Stockholders
The Vanguard Group(14)	8,467,235	9.2%
FMR LLC(15)	7,188,863	7.8%
BlackRock, Inc.(16)	5,498,155	6.0%
Baillie Gifford & Co.(17)	4,815,299	5.2%
* Represents less than 1% of the outstanding shares of our common stock.
(1)Represents 2,676 RSUs that vest within 60 days of March 31, 2020 as well as 46,304 shares held directly by a trust of which Mr. Altman is a trustee.
(2)Represents 2,676 RSUs that vest within 60 days of March 31, 2020 as well as 14,916 shares held by a trust of which Mr. Augustinos is a trustee.
(3)Represents shares held directly by Mr. Balo.
(4)Represents shares held directly by Mr. Blackford.
(5)Represents 2,613 RSUs that vest within 60 days of March 31, 2020 as well as 5,304 shares held directly by Mr. Collins or by a trust of which Mr. Collins is a trustee.
(6)Represents shares held directly by Mr. Doubleday or by a trust of which Mr. Doubleday is a trustee.
(7)Represents 3,055 RSUs that vest within 60 days of March 31, 2020 as well as 13,147 shares held directly by Mr. Foletta or by a trust of which Mr. Foletta is a trustee.
(8)Represents 2,613 RSUs that vest within 60 days of March 31, 2020 as well as 11,266 shares held directly by a trust of which Dr. Kahn is a trustee.

(9)Represents shares held directly by Mr. Pacelli.
(10)Represents shares held directly by Mr. Sayer.
(11)Represents 2,729 RSUs that vest within 60 days of March 31, 2020 as well as 30,417 shares held by a partnership in which Dr. Skyler is managing partner and maintains voting rights over these shares and 10,000 shares held by his spouse, of which Dr. Skyler disclaims beneficial ownership.
(12)Represents 2,766 RSUs that vest within 60 days of March 31, 2020 and 88,248 shares held by Topol Family Holdings, LLC for which Dr. Topol is a manager and maintains voting rights of these shares.
(13)Represents 22,128 RSUs that vest within 60 days of March 31, 2020 and a total of 613,691 shares of our common stock.
(14)Represents shares held by The Vanguard Group as of December 31, 2019 based solely on its Schedule 13G/A filing made on February 12, 2020. Of the shares beneficially owned, The Vanguard Group reported that it had sole voting power with respect to 72,835 shares, shared voting power with respect to 24,526 shares, sole dispositive power with respect to 8,378,694 shares and shared dispositive power with respect to 88,541 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 40,579 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 78,576 shares as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(15)Represents shares held by FMR LLC as of December 31, 2019 based solely on its Schedule 13G/A filing made on February 7, 2020. Of the shares beneficially owned, FMR LLC reported that it had sole voting power with respect to 1,482,995 shares and sole dispositive power with respect to 7,188,863 shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(16)Represents shares held by BlackRock, Inc. as of December 31, 2019 based solely on its Schedule 13G filing made on February 10, 2020. Of the shares beneficially owned, BlackRock, Inc. reported that it had sole voting power with respect to 4,807,598 shares and sole dispositive power with respect to 5,498,155 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(17)Represents shares held by Baillie Gifford & Co. as of December 31, 2019 based solely on its Schedule 13G/A filing made on January 16, 2020. Of the shares beneficially owned, Baillie Gifford & Co. reported that it had sole voting power with respect to 2,330,933 shares and sole dispositive power with respect to 4,815,299 shares. The address of Baillie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN, Scotland, UK.

EXECUTIVE OFFICERS
The following is biographical information as of March 31, 2020 for our executive officers, with the exception of Kevin Sayer, our Chairman, President and Chief Executive Officer, who is discussed above under Proposal No. 1 (Election of Directors).

Name	Age	Position
Donald M. Abbey	53	Executive Vice President, Quality and Regulatory Affairs
Andrew K. Balo	72	Executive Vice President, Regulatory Strategy, Clinical Affairs, and Strategic Partnership Development
Quentin S. Blackford	41	Chief Operating Officer and Chief Financial Officer
Richard B. Doubleday	57	Executive Vice President, Chief Commercial Officer
Jake S. Leach	42	Executive Vice President, Chief Technology Officer
Jeffrey C. Moy	59	Executive Vice President, Operations
Patrick M. Murphy	41	Executive Vice President, Chief Legal Officer
Steven R. Pacelli	48	Executive Vice President, Strategy and Corporate Development
Shelly R. Selvaraj	61	Senior Vice President, Information Technology
Jereme M. Sylvain	40	Senior Vice President, Finance and Chief Accounting Officer
Donald M. Abbey has served as our Executive Vice President, Quality and Regulatory Affairs since January 2017 and served as our Executive Vice President, Quality from May 2016 to January 2017. From March 2007 to April 2016 , Mr. Abbey served in executive roles for Becton Dickinson (the acquirer of CareFusion in March 2015 which itself was spun off from Cardinal Health in 2009), including as Senior Vice President, Quality and Regulatory for Becton Dickinson from March 2015 to May 2016, as Executive Vice President, Quality, Regulatory and Medical Affairs for CareFusion from May 2011 to March 2015, as Senior Vice President, Quality and Regulatory for CareFusion from October 2009 to May 2011, and as Senior Vice President, Quality and Regulatory for Cardinal Health from March 2007 to October 2009. Prior to 2007 Mr. Abbey held senior quality and regulatory affairs and general management positions with Respironics, Welch Allyn, and Philips Healthcare. Mr. Abbey began his career at Varian Medical and Boston Scientific holding positions of increasing responsibility in research and development and quality. Mr. Abbey received a B.S.E.E. from Washington State University and an M.B.A. from the University of Washington.
Andrew K. Balo has served as our Executive Vice President of Regulatory Strategy, Clinical Affairs, and Strategic Partnership Development since May 2016. From January 2015 until April 2016 Mr. Balo served as our Executive Vice President, Clinical, Regulatory and Quality. From March 2008 to January 2015, Mr. Balo served as our Senior Vice President of Clinical and Regulatory Affairs, and from February 2002 to March 2008, served as our Vice President of Clinical and

Regulatory Affairs. From June 1999 to February 2002, Mr. Balo served as Vice President, Regulatory and Clinical Affairs of Innercool Therapies, Inc., a medical technology company. Mr. Balo has held several positions at St. Jude Medical including Clinical, Vice President, Quality, Regulatory and Clinical Affairs and was an officer of the company. Mr. Balo received a B.S. from the University of Maryland.
Quentin S. Blackford joined DexCom in September 2017 as our Chief Financial Officer and was also promoted to Chief Operating Officer and Chief Financial Officer, effective October 1, 2019. Prior to DexCom, Mr. Blackford served as Nuvasive’s Executive Vice President, Chief Financial Officer from August 2014 to August 2017. In August 2016, Mr. Blackford was promoted to the role of Executive Vice President, Chief Financial Officer, Head of Strategy and Corporate Integrity in which role Mr. Blackford was responsible for leading Finance, Strategy, Corporate Development, Compliance, Quality and Regulatory. From July 2012 to August 2014, Mr. Blackford served as Nuvasive’s Executive Vice President of Finance and Investor Relations, and from January 2011 to June 2012, he served as Vice President, Finance. He was instrumental in several acquisitions to build upon NuVasive’s portfolio of products and entry into new product segments, as well as geographic expansion. Prior to his roles at Nuvasive, Mr. Blackford worked at Zimmer Holdings, Inc. where he led the organization’s Global Financial Planning & Analysis group, in addition to serving as Director of Finance and Controller of the Dental Division. Mr. Blackford has served as an independent member of the Board of Directors of Alphatec Holdings, Inc. since October 2017. Mr. Blackford obtained his Certified Public Accounting license (currently inactive) after receiving dual Bachelor of Science degrees in Accounting and Business Administration from Grace College.
Richard B. Doubleday has served as our Executive Vice President, Chief Commercial Officer since January 2015. From February 2013 to January 2015, Mr. Doubleday served as our Senior Vice President of Worldwide Sales and Marketing. From June 2009 to February 2013, Mr. Doubleday served as our Vice President of Sales. From May 1988 to June 2009, Mr. Doubleday served in various roles for Johnson & Johnson, Inc. (“J&J”), including Director of Marketing for J&J subsidiary Animas Corporation, a manufacturer of insulin pumps, from July 2006 to June 2009, and Field Sales Director for J&J subsidiary LifeScan, Inc., a manufacturer of blood glucose monitoring systems, from August 2002 to October 2005. Mr. Doubleday received a B.A. from Michigan State University.
Jake S. Leach has served as our Executive Vice President, Chief Technology Officer since October 2018, and previously served as our Senior Vice President of Research and Development from January 2015 to October 2018, and previously served as our Vice President of Research and Development from January 2011 to January 2015. From February 2010 to January 2011, he served as our Senior Director of Research and Development, from September 2008 to February 2010, he served as our Director of Research and Development, from January 2007 to February 2010 he served as our Manager of Hardware Engineering, and from March 2004 to January 2007 as Senior Electrical Engineer. From 1996 to 2004, Jake held positions in research and development at MiniMed and subsequently Medtronic Diabetes, focusing on the development of glucose sensing systems. Mr. Leach holds a Bachelor of Science degree in Electrical Engineering with a minor in Biomedical Engineering from the University of California, Los Angeles.
Jeffrey C. Moy has served as our Senior Vice President of Operations since January 2011 and was promoted to Executive Vice President, Operations, effective October 1, 2019. He previously served as our Vice President of Operations from September 2008 to January 2011. Previously, Mr. Moy served as our Senior Director of Manufacturing from September 2007 to September 2008. From April 2004 to August 2007, Mr. Moy served as Senior Director of Manufacturing for Biosite, Inc., a manufacturer of diagnostic products for point of care medicine. Mr. Moy received a B.S. from the University of Pennsylvania and a Masters in Engineering from Cornell University.
Patrick M. Murphy has served as our Senior Vice President, General Counsel and Chief Compliance Officer since October 2018 and was promoted to Executive Vice President, Chief Legal Officer, effective on January 1, 2020. He previously served as our Vice President, General Counsel and Chief Compliance Officer from December 2016 to October 2018. From January 2016 to December 2016, Mr. Murphy served as our Vice President of Legal Affairs. Previously, Mr. Murphy served as our Assistant General Counsel from September 2011 to January 2016. Prior to joining DexCom, Mr. Murphy was a partner at the law firm of Stradling Yocca Carlson & Rauth, where he specialized in corporate finance, mergers and acquisitions and general corporate matters. Mr. Murphy received a B.S. from the Truman State University, and a J.D. from the St. Louis University School of Law. Mr. Murphy is a member of the State Bar of California.
Steven R. Pacelli has served as our Executive Vice President of Strategy and Corporate Development since August 2012. Mr. Pacelli has served in roles of increasing responsibility with DexCom since April 2006, including as its Chief Operating Officer from June 2010 to August 2012, Chief Administrative Officer from December 2008 to June 2010, Senior Vice President of Corporate Affairs from June 2007 to December 2008, and Vice President of Legal Affairs from April 2006 to June 2007. Prior to joining DexCom, Mr. Pacelli served as a corporate attorney specializing in finance, mergers and acquisitions, and general corporate matters, and also in an executive role as general counsel of several privately held companies. Mr. Pacelli received a BA from the University of California, Los Angeles, and a J.D. from the University of Virginia. Mr. Pacelli is a member of the State Bar of California.

Shelly R. Selvaraj has served as our Senior Vice President, Information Technology since October 2018, and previously served as our Vice President, Information Technology from May 2016 to October 2018. Mr. Selvaraj has a wide range of experience within global organizations in the fields of supply chain management, healthcare informatics and information technology. Prior to joining Dexcom, Mr. Selvaraj held various IT leadership roles at CareFusion, a Becton Dickinson Company, from March 2012 to May 2016, and ResMed in San Diego from April 2007 to March 2012. Earlier in his career, he worked for Motorola, Inc. and ON Semiconductor Corp. in Phoenix, Arizona. Mr. Selvaraj received a BE in Mechanical Engineering from the University of Madras and a Masters in Industrial Engineering from Arizona State University.
Jereme M. Sylvain has served as our Vice President, Finance and Corporate Controller and was promoted to Senior Vice President, Finance and Chief Accounting Officer, effective March 9, 2020. Prior to joining DexCom, Mr. Sylvain held various positions at NuVasive, Inc., including Vice President, Corporate Controller and Chief Accounting Officer from August 2016 to September 2018 and Vice President, Corporate Controller from March 2014 to August 2016. Earlier in his career, he worked for Thermo Fisher Scientific, from February 2014 to March 2014, following its acquisition of Life Technologies Corporation, and Life Technologies and its predecessor, Invitrogen Corporation, from July 2007 to February 2014. Prior to joining Invitrogen, Mr. Sylvain worked for the public accounting firm Ernst & Young LLP. Mr. Sylvain obtained his Certified Public Accounting license after receiving a B.A. in Finance from Arizona State University and a M.S. in Accountancy from the University of Notre Dame.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This Compensation Discussion and Analysis explains our executive compensation philosophy and programs, the decisions of the Compensation Committee of the Board of Directors (“Compensation Committee”) made under those programs during fiscal 2019 and the factors considered in making those decisions. The Compensation Committee has the principal responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy and objectives. The Compensation Committee’s duties include evaluating the performance and advising the Board of Directors on the compensation of our CEO and setting the compensation of our other executive officers. This Compensation Discussion and Analysis focuses on the compensation of our named executive officers (our “NEOs”) for 2019, who were:
•Kevin R. Sayer, the Chairman of our Board, President, and CEO;
•Quentin S. Blackford, our Chief Financial Officer ("CFO"), and beginning October 1, 2019, also our Chief Operating Officer;
•Andrew K. Balo, our Executive Vice President, Regulatory Strategy, Clinical Affairs and Strategic Partnership Development;
•Richard B. Doubleday, our Executive Vice President and Chief Commercial Officer; and
•Steven R. Pacelli, our Executive Vice President, Strategy and Corporate Development.

Fiscal 2019 Corporate Performance
Executive Summary

Fiscal 2019 Performance
GAAP
	Revenue	Operating Income	Net Income	Diluted Earnings Per Share
	$1.48 billion	$142.3 million	$101.1 million	$1.10
Increase(1)	43%	176%	180%	176%

Non-GAAP(2)
	Revenue	Operating Income	Net Income	Diluted Earnings Per Share
	$1.48 billion	$161.3 million	$170.1 million	$1.84
Increase(1)	43%	187%	234%	228%

(1) When calculating the percentage change against a negative number in the prior period, we have included the absolute value of the percent change
(2) See Appendix A for a reconciliation of the GAAP to Non-GAAP measures

We are a medical device company primarily focused on the design, development and commercialization of continuous glucose monitoring (“CGM”) systems for use by people with diabetes and by healthcare providers. Operating in a novel technology category that we believe remains under-penetrated, our overarching objective is to both advance our technology platform and grow our product revenue, each as quickly as possible. Although our overall industry has faced significant changes during the past several years, we continued to drive increasing CGM system adoption and achieved important milestones during fiscal 2019, including:
•The second consecutive year of greater than 40% organic revenue growth, including U.S. revenue growth of 42% and international revenue growth of 48%.
~~•~~Achieving our first full year of GAAP profitability, with GAAP net income of $101.1 million, or $1.10 per share.

Financial Flexibility
Cash, Cash Equivalents, & Short Term Marketable Securities	Working Capital	Operating Cash Flows	Available Line of Credit
$1.50 billion	$1.61 billion	$314.5 million	$195.6 million

Our balance sheet remains in good shape, with greater than $1.50 billion in cash and cash equivalents as of December 31, 2019. This continues to provide the company with significant financial and strategic flexibility to support our growth initiatives.

Strategic Achievements
•	Doubled G6 sensor manufacturing capacity.
•	Grew patient base significantly, closing 2019 with an estimated 650,000 active Dexcom customers.
•	Advanced interoperability initiatives via partnerships, including the first FDA approved device that incorporates Dexcom artificial pancreas algorithm and sensor technology.
•	Established new markets organization to explore additional growth opportunities for Dexcom CGM platform.

Our financial and operational success continues to translate into sustained long-term stock price growth for the benefit of our stockholders. The following tables depict our Total Shareholder Return (“TSR”) for the 1, 3 and 5-year periods ended December 31, 2019.

Fiscal 2019 Compensation Overview
Given the focus on the costs of healthcare and increased efforts to reduce healthcare costs, trends in the healthcare industry and changing regulation, the pricing pressure from payors, and increased competition, we anticipated that it would be challenging to maintain a rapid rate of growth during fiscal 2019; nevertheless, we expected our business to achieve:
•substantial increases in revenue;
•increases to our operating income; and
•various performance goals to maintain and advance our technology advantage and commercial deployment.

When designing our fiscal 2019 executive compensation program, the Compensation Committee considered the program objectives set forth above, our fiscal 2019 budget, and the intense competition for executive talent within the medical technology and broader technology and life science sectors. The Compensation Committee’s overall objective was to compensate our executive officers, including our NEOs, in a manner that attracts and retains the caliber of individuals needed to manage and staff a demanding and high-growth business in a rapidly evolving, innovative and competitive industry. As a result, with respect to our executive compensation program, the Compensation Committee:
•maintained our base salary and target total cash compensation levels for our NEOs generally within the market range (i.e. 25th to 75th percentile) of our compensation peer group;
•continued to allocate a meaningful proportion of target total cash compensation to our annual cash incentive award plan, which we refer to as our Management Bonus Plan (“2019 Bonus Plan” or “Non-Equity Incentive Plan”), which awards are paid only upon achievement of various financial and operational performance goals;
•paid out 2019 Bonus Plan awards to our CEO and the other NEOs at 160% of target, consistent with company performance at 160% achievement of financial and operational performance goals;
•maintained our equity compensation approach from fiscal 2018, under which RSU awards were granted based on expected future contributions of each executive officer;
•maintained performance-based RSUs (“PSUs”) for our CEO that represented a meaningful portion of his total equity offering to ensure alignment with continued company growth and shareholder return; and
•maintained strong governance policies and practices.

Fiscal 2019 Chief Executive Officer Compensation
In fiscal 2019, the total target cash compensation for our CEO, Kevin Sayer, was $1,555,088 ($691,150 in base salary plus $863,938 in target annual cash bonus opportunity under the 2019 Bonus Plan). Mr. Sayer’s base salary was increased for fiscal 2019 by 15% as a result of the Compensation Committee’s assessment of his contribution toward DexCom’s performance during 2018 and its review of base salaries paid to CEOs of the companies in our compensation peer group CEOs (as recommended by Compensia, the Compensation Committee’s independent consultant) relative to our compensation philosophy, which showed that Mr. Sayer’s base salary was below the median of the CEOs in our peer group. Mr. Sayer’s target annual cash bonus opportunity under the 2019 Bonus Plan for fiscal 2019 (assuming achievement of the corporate goals at 100%) was 125% of his base salary, unchanged since 2016. The Compensation Committee believed this target annual cash bonus opportunity was appropriate based on his level of experience and its review of target annual cash bonus opportunities for CEOs of the companies in our compensation peer group (as recommended by Compensia). The bonus Mr. Sayer received for fiscal 2019 was $1,382,300, which represents 160% of target under our 2019 Bonus Plan as discussed further below.
Mr. Sayer received PSUs as a meaningful part of his annual equity award allocation, with 35% (measured at target as of grant date) of the total equity awards for fiscal 2019 being granted as PSUs. Mr. Sayer received a PSU award during fiscal 2019 that had a grant date fair value of $3,054,448. This award was granted as a result of the Compensation Committee’s desire to motivate and incentivize Mr. Sayer to achieve key additional performance metrics and to continue to maintain strong alignment of Mr. Sayer's interests with the long-term interests of our stockholders. Mr. Sayer’s PSUs may only be earned and vest upon achievement of both operational goals in 2019 and our 3-year relative TSR performance versus the Nasdaq Composite Index , as well as Mr. Sayer’s continued employment. For additional information regarding the metrics of the PSU, see the section titled “Equity Awards” below.
Additionally, Mr. Sayer received an equity award during fiscal 2019 that had a grant date fair value of $5,132,110 and was delivered in the form of a time-based RSU award and comprised 65% of his total equity awards for fiscal 2019. This award was granted as a result of the Compensation Committee’s assessment of his contribution toward DexCom’s performance during 2018 and its review of the equity awards granted to CEOs of the companies in our compensation peer group as well as a review of Mr. Sayer’s vested and unvested equity awards. Mr. Sayer’s RSUs vest over a 36-month period from the date of grant as follows: 33% vest 12 months from the grant date, with the remaining balance vesting in 4 equal installments every 6 months thereafter, which is the executive vesting schedule of our annual RSU awards.
The following graph depicts our CEO’s actual total direct compensation as compared to our absolute Total Shareholder Return (“TSR”) over the last 5 fiscal years, showing alignment between our CEO’s compensation and DexCom’s strong financial and operational performance resulting in delivery of positive TSR over such time.

5-Yr CEO Total Direct Compensation vs. Company TSR
$12.0
$6.0
$—
CEO Total Compensation ($MM)
500%
400%
300%
200%
100%
—%
Indexed TSR
149%
108%
104%
218%
397%
$6.6
$7.0
$7.9
$9.5
$10.3
12/31/15
12/31/16
12/31/17
12/31/18
12/31/19
Total Direct Comp.
Indexed TSR

When determining Mr. Sayer’s compensation for fiscal 2019, the Compensation Committee considered our 2018 performance as described above, our delivery of absolute TSR over the past 5 years equal to 297%, our compound annual growth rate (“CAGR”) TSR over the past 5 years of 32% and our philosophy that a significant percentage of his target total direct compensation opportunity should be at-risk and performance-based to align with short- and long-term stockholder interests.
In addition, we have adopted a policy that requires our CEO to retain all shares received as a result of the exercise or settlement of any stock option, RSUs or any other equity award granted after April 8, 2015, net of the applicable exercise price and tax withholdings, for a period of no less than 12 months from the date of such exercise or settlement. Notwithstanding the foregoing, the CEO may sell shares that are held for less than 12 months to cover any tax payments relating to such equity awards that the CEO is required to make. In addition, the Compensation Committee may waive the 12 month requirement for sales made by the CEO in response to a financial, medical or other personal emergency. We adopted this policy to further align our CEO’s interests with the long-term interests of our stockholders. This policy is in addition to the requirement for the CEO and other NEOs to maintain stock ownership equal to 3 times his or her annual salary.

Compensation Philosophy and Objectives
We have designed our executive and broad-based employee compensation programs to support our near-term financial and strategic objectives and promote the long-term growth of our company. Our compensation philosophy for all employees, including our executive officers, is to ensure that our compensation programs:
•support our key financial and strategic goals;
•relate directly to our corporate performance;
•align the interests of our executive officers with the interests of our stockholders;
•appropriately manage compensation-related risk within the context of our business; and
•provide a total compensation package that is competitive and enables us to attract, motivate, reward and retain talented executive officers and employees.
Different compensation elements are designed to reward short-term and longer-term performance with a common goal of increasing value for our key constituencies—patients, healthcare providers, stockholders and our employees. We believe the compensation of our executive officers and employees should reflect our performance as an organization, and their performance as individuals, in attaining key financial and operating objectives established by our Board of Directors. In addition, we strive to promote an ownership mentality among our employees, including our executive officers, which we believe is best achieved through our equity incentive programs. To achieve these objectives, an important aspect of our overall compensation philosophy is to emphasize equity and performance-based incentive compensation, which we believe best aligns the interests of our employees and our stockholders.

2019 Executive Compensation Policies and Practices at a Glance

WHAT WE DO	WHAT WE DO NOT DO

☑       Pay for Performance: We link the cash compensation of our executive officers to our performance and stockholder interests by heavily weighting their target total cash compensation opportunities to the achievement of strong financial performance tied to a balanced mix of pre-established performance measures and long-term equity awards that align their interests with those of our stockholders. In 2019, we also granted a meaningful portion of our CEO’s annual equity award allocation in PSUs. These PSUs consisted of 35% of the CEO’s total annual equity awards (at target). The PSUs may only be earned and vest upon achievement of both operational goals in 2019 (tied to certain product sales) and our 3-year relative TSR performance versus the Nasdaq Composite Index , as well as our CEOs continued employment. For additional information regarding the metrics for the PSUs, see the section titled “Equity Awards” below.
☑       Independent Compensation Advisor and Compensation Committee members: The Compensation Committee selects and engages its own independent advisor and all Compensation Committee members are independent directors.
☑       Thoughtful Peer Group Analysis: The Compensation Committee reviews external competitive market data when making compensation decisions and annually reviews and, where appropriate, updates our compensation peer group.
☑       Post-Vesting Stock Holding Guidelines: Our CEO is required to retain all shares received as a result of the exercise or settlement of any stock option, RSUs or other equity award granted after April 8, 2015, net of the applicable exercise price and tax withholdings, for a period of no less than 12 months.
☑   Stock Ownership Guidelines: Our executive officers and the non-employee members of our Board of Directors are subject to stock ownership guidelines equal to a multiple of their respective annual base salaries (3x for executives) or Board annual grants (2x for directors).
☑       Compensation Recovery (“Clawback”) Policy: Our compensation recovery (“clawback”) policy provides that our Board of Directors may require the forfeiture, recovery or reimbursement of cash and equity incentive compensation from an executive officer in the event his or her fraud or intentional illegal conduct is determined by our Board to have materially contributed to a restatement of our financial results.

☒       No Special Perquisites or Benefits: We do not provide special perquisites or other personal benefits to our executive officers, such as company cars, club memberships or supplemental executive health benefits.
☒       No Hedging in Company Securities: Our executive officers, the non-employee members of our Board of Directors and all employees are prohibited from engaging in any hedging transaction with respect to our equity securities.
☒       No Pledging of Company Securities: Our executive officers and the non-employee members of our Board of Directors are prohibited from engaging in any pledging transaction with respect to our equity securities.
☒       No Guaranteed Bonuses or Equity Awards: We do not provide guaranteed minimum bonuses or uncapped incentives under our 2019 Bonus Plan. We also do not provide any guaranteed annual equity values for our executive officers (any awards are periodically determined by our Compensation Committee).
☒       No Re-Pricing or Discounted Options / SARs: We do not provide discounted stock options or stock appreciation rights. Our A&R 2015 EIP prohibits the repricing, exchange or buyout of stock options or stock appreciation rights without stockholder approval.
☒       No Tax Gross-Ups: We do not provide tax payments or “gross-ups” for “excess parachute payments” or other executive benefits.

Stockholder Advisory Vote on Executive Compensation
At our 2019 Annual Meeting of Stockholders our stockholders expressed support for our executive compensation program, with 94.60% of the votes cast (excluding abstentions and broker non-votes) voting in favor of the compensation of our NEOs. When designing our 2020 executive compensation program including the form and amount of compensation to our NEOs, the Compensation Committee considered these vote results, including our 2019 fiscal year financial performance and our sustained market capitalization growth over the prior 5 years.
The Compensation Committee reviewed the results of the Say-on-Pay vote, and concluded based on the results of such vote and the stockholders’ endorsement of our compensation program that our executive compensation program was operating as anticipated. Consequently, the Compensation Committee did not make any significant changes to our executive compensation program based on its review of the voting results. The Compensation Committee will continue to consider stockholder feedback and the results of the Company’s Say-on-Pay votes when making future compensation decisions for the Company’s NEOs.
Following a stockholder vote in 2017, our Board of Directors adopted a policy providing for annual Say-on-Pay votes. Our Board of Directors values the opinions of our stockholders and the Compensation Committee will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our NEOs. A vote on the frequency of future Say-on-Pay votes (commonly known as a “Say-on-Frequency” vote) is required every 6 years, and as such, we currently expect to hold the next Say-on-Frequency vote at our 2023 Annual Meeting of Stockholders.

Compensation Decision-Making Process
Role of Compensation Committee
The Compensation Committee approves the compensation of our NEOs, including establishing the performance metrics for our incentive plans, and provides a recommendation to our Board of Directors on the Chairman and CEO’s compensation.
As part of the decision-making process, the Compensation Committee reviews competitive market information with our CEO for each executive officer. In addition, at the beginning of each fiscal year, the Compensation Committee reviews executive officer performance for the last year and objectives for the next year, together with his or her responsibilities and experience level. The Compensation Committee also considers our overall fiscal performance compared to our fiscal objectives and performance targets, strategic and operational performance and our stockholder returns. The relative weight given to these factors varies with each individual at the discretion of the Compensation Committee.
Role of Management
Management provides data, analyses, input and recommendations to the Compensation Committee through our Chairman and CEO, including a review of such executive officer’s performance and contribution during the prior year. Management also provides such data, analyses and input directly to Compensia, the Compensation Committee’s independent compensation consultant. Our Chairman and CEO, with the support of management representatives from our human resources, finance and legal departments, provide input on compensation levels and structures for the Compensation Committee to consider when determining each element of compensation. The Compensation Committee gives significant weight to our Chairman and CEO’s evaluation of each executive officer’s performance and recommendations of appropriate compensation (other than their own). The Compensation Committee reviews these assessments and recommendations; however, the Compensation Committee’s decisions are made by the Compensation Committee in its sole discretion, and outside of the presence of any affected executive officers.
Role of Compensation Consultant
The Compensation Committee has engaged Compensia as its independent compensation consultant since 2006. Compensia has implemented policies and procedures to ensure the objectivity of its executive compensation consultants and the advice it provides to the Compensation Committee. In fiscal 2019, the Compensation Committee conducted an assessment of Compensia’s independence pursuant to the SEC rules and Nasdaq listing standards and concluded that Compensia’s work did not give rise to any conflict of interest.
During fiscal 2019, the Compensation Committee directed Compensia to complete a competitive analysis of our executive compensation program. In connection with this analysis, Compensia analyzed both publicly available data from the companies in our compensation peer group (as described below) and compensation survey data, while also obtaining historical data and insight into our previous compensation practices.

Compensation Peer Group
In its analysis, Compensia, the Compensation Committee’s independent consultant, used a peer group of publicly traded companies consisting of firms directly comparable in size and industry to ours, and which are generally direct competitors to us for valued employees in the medical device and technology and broader life science and technology sectors. In addition, the companies in this peer group were generally in similar stages of their business lifecycle within the medical or broader life science and technology sectors, and generally had similar annual revenues, annual revenue growth, market capitalization, and/or headcount.
This compensation peer group was updated by the Compensation Committee with respect to fiscal 2019 (the list below reflects peer group updates in 2018 to guide 2019 compensations decisions). The primary specific criteria used to review and update the peer group consisted of the following:
•Industry: Medical technology and device and broader high-growth life science and technology companies.
•Revenue: Trailing 12 months revenue that, at the time of the analysis, generally fell within the range of one-third to 3 times our revenue, provided the companies also generally had strong annual revenue growth (10% or higher).
•Market Capitalization: Market capitalization that, at the time of the analysis, generally fell within a range of one-fourth to 4 times our market capitalization, for companies that generally had a market capitalization that was greater than 5 times revenue.
Application of this criteria resulted in minor changes in the peer group, adding companies outside the specific medical device industry that better reflect DexCom’s size, value and growth. One company, Neogen, was removed from the peer group due to perceived incompatibility on key peer selection metrics, including revenue, revenue growth, market capitalization and industry/business focus. For fiscal 2019 compensation decisions, the compensation peer group approved by the Compensation Committee was comprised of the following companies:

Abiomed, Inc.	NuVasive
Align Technology	Palo Alto Networks
Athenahealth	ResMed*
BioMarin Pharmaceutical	Seattle Genetics
Bio-Techne	Splunk
ICU Medical	The Ultimate Software Group
Insulet Corporation	Veeva Systems
Masimo	Zillow Group
Medidata Solutions
* ResMed was added for fiscal 2019.

Competitive Positioning
The Compensation Committee generally seeks to position each executive officer’s target total annual cash compensation to fall within the median range for comparable positions at the companies in our compensation peer group. In addition, the Compensation Committee structures our executive compensation program so that outstanding performance (as measured against our compensation plan measures and related target levels) generates total annual cash compensation above the median range. On the other hand, achievement below our plans’ objectives generates total annual cash compensation below the median range, which reflects the Compensation Committee’s pay-for-performance philosophy.
The Compensation Committee may adjust an element of an executive officer’s pay or target total direct compensation above or below the median range to acknowledge the value, experience and potential he or she brings to the role, ability and success in meeting key objectives and level of performance. The differences in compensation levels among our executive officers are primarily attributable to the differences in the range of compensation for similar positions at the companies in our compensation peer group. However, the Compensation Committee does not benchmark its compensation decisions to any particular level or against any specific member of the peer group. Rather, it uses the peer group data as a factor in determining the appropriate levels of overall total compensation and each individual compensation element for our executive officers. In addition to the peer group data, the Compensation Committee also considers market information from the Radford Global Technology published compensation survey, which reflects the broader market in which we compete for talent.

Fiscal 2019 Compensation Elements
In fiscal 2019, the Compensation Committee designed our executive compensation program to focus our executive officers on leading our entire organization toward achieving both short-term and long-term strategic, financial and operational goals, and increasing stockholder value, without encouraging excessive risk-taking.
The principal elements of compensation for our executive officers, including our NEOs, include:
•base salary that is designed primarily to be appropriate for our executive officers’ positions and responsibilities, or generally competitive with base salary levels in effect at peer group companies;
•annual cash bonus awards under the 2019 Bonus Plan that are contingent upon the achievement of annual financial and operational performance objectives established by our Board of Directors; and
•equity incentives, in the form of RSU awards (and a mix of RSUs and PSUs in the case of the CEO), with the size of such awards based primarily on the individual performance, expected future contributions of each executive officer, relative pay parity considerations within the Company, and competitive market considerations. Award amounts are premised upon our belief that we should:
◦recognize significant company performance with particular focus on our revenue growth, performance milestone achievements and long-term stock price growth;
◦conserve our cash resources to support our goal of achieving and maintaining profitability;
◦increase alignment of our executive officers’ interests with the long-term interests of our stockholders; and
◦encourage our executive officers to behave like owners.
Consistent with our compensation philosophy and objectives described above, an executive officer’s total direct compensation is based upon our company’s overall performance and the performance of that individual executive officer. We do not have a pre-established policy or target for allocating between fixed and variable compensation, which includes short-

term cash compensation and long-term equity compensation or among the different types of variable compensation, although the allocation is influenced by the Compensation Committee’s assessment of the compensation practices of the companies in the compensation peer group and our short-term and long-term strategic objectives.
The following graphs depict the allocation of “fixed” and “variable” compensation for our CEO and, on average, the other NEOs during fiscal 2019.

Base Salary
We provide our executive officers with a base salary to compensate them for services rendered during the fiscal year. The Compensation Committee determines the base salaries for our executive officers based in part on its review of the prevailing compensation practices in our compensation peer group and the following factors: the executive officer’s scope of responsibilities, experience, performance and objectives for the year. Consistent with our compensation philosophy, the Compensation Committee generally strives to set the base salaries for each of our executive officers at or below the 50th percentile of our compensation peer group but maintains flexibility as warranted.
On March 7, 2019, the Compensation Committee approved the fiscal 2019 base salaries for our executive officers, including the NEOs. As a group, the NEOs’ base salaries, on average, increased by approximately 10% in fiscal 2019 as compared to fiscal 2018. As discussed above, the CEO’s salary increased by 15% in fiscal 2019 as a result of the Compensation Committee’s assessment of his contribution toward DexCom’s performance during 2018 and its review of base salaries paid to CEOs of the companies in our compensation peer group CEOs (as recommended by Compensia, the Compensation Committee’s independent consultant) relative to our compensation philosophy, which showed that Mr. Sayer’s base salary was below the median of our peer groups. The other increases were made based on considerations of market data, company performance and individual performance and contribution.

Name	2019 Salary ($)		2018 Salary ($)	Change from 2018
Kevin R. Sayer	691,150		600,875	15%
Quentin S. Blackford	535,920	(1)	463,500	16%	(1)
Andrew K. Balo	384,300		365,959	5%
Richard B. Doubleday	414,720		383,724	8%
Steven R. Pacelli	384,300		365,959	5%
(1)On March 7, 2019 Mr. Blackford's base salary was increased by 10%. In addition, in connection with Mr. Blackford's promotion to Chief Operating Officer, effective October 1, 2019, he received a raise of an additional 5% of his annual salary from $510,400 to $535,920.
2019 Bonus Plan
The Compensation Committee believes that a meaningful portion of the target total cash compensation for each executive officer should be in the form of an annual cash incentive opportunity under our 2019 Bonus Plan, which is intended to motivate our executive officers to achieve the annual financial and operational performance objectives set by our Board of Directors which are consistent with and support our annual operating plan. Specifically, our 2019 Bonus Plan is designed to reward our executive officers for the achievement of our short-term financial goals, principally relating to the achievement of revenue targets, operating expense or income targets (exclusive of non-cash, share-based compensation and other accounting adjustments) and operational performance goals. Generally, target levels for our short-term financial goals are developed through our annual financial planning process, during which management and our Board of Directors assess our operating environment and build projections on anticipated results. Such target performance objectives are then reviewed and approved by the Board of Directors and set forth in objective terms in an annual cash bonus at the beginning of each year.
For fiscal 2019, our Board of Directors approved the 2019 Bonus Plan with the terms and conditions described below.
Target Annual Cash Bonus Opportunities
For purposes of the 2019 Bonus Plan, our Board of Directors approved the target annual cash bonus opportunity for our CEO and our other executive officers, including the other NEOs. The target bonus opportunities were determined and maintained at the same levels as in 2018 after reviewing compensation peer group and other market data presented by Compensia. The target annual cash bonus opportunities (expressed as a percentage of base salary) for our NEOs were as follows:

Name	2019 Target Cash Bonus	Change from 2018
Kevin R. Sayer	125%	0%
Quentin S. Blackford	75%	0%
Andrew K. Balo	75%	0%
Richard B. Doubleday	75%	0%
Steven R. Pacelli	75%	0%
2019 Annual Cash Bonus Design and Performance Measures
For purposes of the 2019 Bonus Plan, the Compensation Committee selected revenue and addition of new patients as the primary measure to be used to determine annual cash bonuses since they are key indicators of our growth in terms of customers and utilization of our products (the “Revenue/New Patient Component”). In addition, the Compensation Committee selected EBITDA Margin as a second measure to be used to determine annual cash bonuses to provide incentive to increase our operating income as we continue to work towards achieving and maintaining profitability (the “EBITDA Margin Component”). Finally, given the importance of continuing to develop our pipeline and commercialize our products as it relates to our future overall value, the Compensation Committee selected operational performance milestones (described below) as a third measure (the “Performance Component”). The weighting of each performance measure for purposes of the 2019 Bonus Plan is set forth in the table below:

Performance Measure Weighting
Component	Revenue/New Patient	EBITDA Margin	Performance Milestones
Weighting	60%	20%	20%
In addition, the 2019 Bonus Plan included 2 “stretch” goals, both selected by our Compensation Committee, under which any actual annual cash bonus otherwise payable could be increased by an additional 25% if both “stretch” goals were achieved. First, to provide additional incentive to develop our technology and product portfolio, the Board of Directors established a 12.5% multiplier if certain development milestones were achieved. This first stretch goal was met and the 12.5% multiplier was applied. Second, the Board of Directors determined that if we over-deliver certain manufacturing goals (above the manufacturing goal in Milestone #2 below), then any annual cash incentive award otherwise payable under the 2019 Bonus Plan would be subject to an additional multiplier by another 12.5%, which was missed.
The maximum amount that could be awarded if we achieved the top end of both the Revenue/New Patient Component, the EBITDA Margin Component, each of the milestones in the Performance Component and both of the “stretch” goals would be 200% of an executive officer’s target annual cash bonus opportunity as described below in more detail. The EBITDA Margin is adjusted to exclude (i) business transition costs, (ii) restructuring related charges, (iii) litigation charges, and (iv) non-cash share-based compensation and other non-cash charges, as well as additional targeted strategic investment related expenses incurred by us and approved by our Board of Directors
Fiscal 2019 Bonus Plan Formula and Results
Under the 2019 Bonus Plan, no portion of the annual cash bonus attributable to the Revenue/New Patient Component was to be paid unless we met a specified minimum revenue target level for fiscal 2019 of $1,200 million which represents an increase of 16.3% over the revenue of fiscal 2018 or a new patient additions target of 220,000 new patients. Upon achievement of this minimum revenue or new patients target level, each executive officer was to receive an award of 100% of their target annual cash bonus opportunity attributable to the Revenue/New Patient Component. If we exceeded our fiscal 2019 revenue target level or new patient goal, each of the executive officers was to receive an award at various stepped-up amounts up to $1.27 billion in revenue or 250,000 new patients for a maximum of 175% of their target annual cash bonus opportunity attributable to the Revenue/New Patient Component. The revenue target of $1.20 billion and new patient target of 220,000 were established in accordance with guidance delivered at the JPMorgan conference in January 2019. These Revenue/New Patient Component targets were increased substantially from our targets last year to account for and incentivize our continued growth and success. Our Board of Directors and the Compensation Committee believed the 2019 revenue and new patient target to be challenging but achievable, requiring strong performance from each of our executive officers. During fiscal 2019, we overachieved our target revenue goal with $1.48 billion representing a growth rate of approximately 43% and met our maximum new patient target of 250,000. At these achievement levels, the Revenue/New Patient Component was achieved at a level of 175% by the 2019 Bonus Plan's terms.
Under the 2019 Bonus Plan, no portion of the annual cash bonus attributable to the EBITDA Margin Component was to be paid unless we met a specified EBITDA Margin target for fiscal 2019 of at least 18.0% or an increase of at least 240 basis point over the Adjusted EBITDA Margin achieved during fiscal 2018. Upon achievement of this EBITDA Margin target level, each executive officer was to receive an award of 100% of their target annual cash bonus opportunity attributable to the EBITDA Margin Component. If we exceeded our target fiscal 2019 EBITDA Margin results, each of the executive officers was to receive an award at various stepped-up amounts up to EBITDA Margin of 22.5% for a maximum of 175% of their target annual cash bonus opportunity attributable to the EBITDA Margin Component. The EBITDA Margin target of at least 18.0% was established at a level that our Board of Directors and the Compensation Committee believed to be achievable, but would require the EBITDA Margin to meaningfully grow, and would require strong performance by each of our executive officers. During fiscal 2019, we exceeded our EBITDA Margin target level finishing the year with an adjusted EBITDA Margin of 20.7%, and accordingly, our executive officers, including the NEOs, received an award of 125% of their target annual cash bonus opportunity attributable to the EBITDA Margin Component. See Appendix A for the calculation of Adjusted EBITDA.
Under the Performance Component, awards were to be paid to our executive officers, including the NEOs, for achieving one or more pre-established corporate performance milestones. Each participant in the 2019 Bonus Plan was eligible to receive an award equal to a certain percentage of their target annual cash bonus opportunity attributable to the Performance Component for our achievement of each of 5 corporate performance milestones selected by our Board of Directors for fiscal 2019. These corporate performance milestones were as follows:
•Milestone #1 – Achieve business development goals;
•Milestone #2 – Deliver manufacturing goals;
•Milestone #3 – Improve global employee productivity and achieve customer experience goals;
•Milestone #4 – Complete certain product feasibility testing; and
•Milestone #5 – Initiate a limited new product launch in certain global jurisdictions.
These performance milestones were designed to directly impact our ability to advance our product portfolio, increase revenue and increase the overall value of the Company in the future. They also required improvement upon past levels of performance, and as such, our Board of Directors and the Compensation Committee considered them significantly challenging to achieve.

During fiscal 2019, the Compensation Committee determined that we achieved Milestones #1, #4 and #5. Accordingly, our executive officers, including the NEOs, earned 60% of their target annual cash bonus opportunity attributable to the Performance Component.
Finally, during fiscal 2019 we achieved the first of our 2 “stretch” goals, each of which enables our executive officers, including our NEOs, to earn up to 112.5% of the bonus they would otherwise earn in the absence of attainment of the stretch goal, by showing feasibility of technology related to improvements to our products. Accordingly, our executive officers, including the NEOs, had their annual cash bonuses increased by 12.50%. We did not achieve the second of our two “stretch” goals.
The following table presents information relating to the various components and potential for maximum achievement under the 2019 Bonus Plan. The 2019 Bonus Plan does not have threshold amounts. We only have target and maximum amounts achievable under the 2019 Bonus Plan. Target achievement would represent 100% of the weighting of each bonus component.

Bonus Component	Revenue/New Patient	Operating Results	Performance Milestones	Total
Weighting	60%	20%	20%	100%
Maximum
Maximum Achievement	175%	175%	100%
Stretch Goal Multiplier
Stretch Goal #1 (max of 112.5%)	112.5%	112.5%	112.5%
Stretch Goal #2 (max of 112.5%)	112.5%	112.5%	112.5%
Total Maximum Achievement	131%	44%	25%	200%
The following table presents information relating to the various components and actual achievement under the 2019 Bonus Plan.

	Revenue/New Patient	Operating Results	Performance Milestones	Total
Actual Achievement	175%	125%	60%
Stretch Goal Multiplier
Stretch Goal #1 (max of 112.5%)	112.5%	112.5%	112.5%
Stretch Goal #2 (max of 112.5%)	Not Met	Not Met	Not Met
Total Actual Achievement	118%	28%	14%	160%
The following table presents the target and actual for each plan component and the actual payments with respect to each component under the 2019 Bonus Plan for each NEO.

Name	Salary ($)		Target 2019 Bonus as a Percent of Salary (%)	Target 2019 Bonus ($)		Actual 2019 Bonus as a Percent of Target Bonus (%)	Actual 2019 Bonus Paid ($)
Kevin R. Sayer	691,150		125%	863,938		160%	1,382,300
Quentin S. Blackford	516,780	(1)	75%	387,585	(1)	160%	620,136
Andrew K. Balo	384,300		75%	288,225		160%	461,160
Richard B. Doubleday	414,720		75%	311,040		160%	497,664
Steven R. Pacelli	384,300		75%	288,225		160%	461,160
(1)On March 7, 2019 Mr. Blackford's base salary was increased by 10%. In addition, in connection with Mr. Blackford's promotion to Chief Operating Officer, effective October 1, 2019, he received a raise of an additional 5% of his annual salary from $510,400 to $535,920.
Equity Awards
Because of the direct relationship between the value of our equity awards and the fair market value of our common stock, we believe that granting stock options and/or time- and performance-based RSU awards is the best method of motivating our executive officers in a manner that aligns their interests with our long-term strategic direction and the interests of our stockholders, and helps reduce the possibility that they make business decisions that favor short-term results or individual compensation at the expense of long-term value creation.

In fiscal 2019, the Compensation Committee continued to grant time-based RSU awards (as set forth in the table below) to our executive officers, including our NEOs, in lieu of stock options to better manage the dilution to our common stock, and to conserve the shares of our common stock in our incentive equity pool during another year in which we added significantly to our headcount. Our Board of Directors and the Compensation Committee believe this award structure ensures continued focus on the long-term value of our business, aligns the interests of our executive officers with those of our stockholders and helps to retain highly talented executives. Additionally, for our CEO, we elected to grant 35% (or 19,293 shares) of the CEO’s total annual equity award value (at target) in the form of PSUs that are earned and vest upon achievement of both an operational goal in fiscal 2019 (tied to certain product sales) and modified by a multiplier which is calculated based on the Total Shareholder Return (“TSR”) of DexCom’s common stock relative to the TSR of the constituents of the Nasdaq Composite Index (“Index”) from January 1, 2019 through December 31, 2021 (“Performance Period”) as well as our CEO's continued employment on the last date of such period. The operational goal was achieved at 160%, resulting in 30,869 shares that will be multiplied by the 3-year relative TSR modifier at the end of the Performance Period. The TSR modifier ranges from a minimum of 0% to a maximum of 125% and the total payout under the 2019 PSU award ranges from 0% to 200% of the target award. The actual TSR performance will be determined in 2022, and the PSU will be earned and paid out, based on the metrics achieved, at that time, subject to the CEO's continued employment on the last day of such period.
In fiscal 2018, the Compensation Committee granted 43,370 shares to our CEO (at target) in the form of PSUs that are earned and vest upon achievement of both an operational goal in 2018 (tied to certain product sales) and our 3-year relative TSR performance versus the Index during the 3-year period following the date of grant, as well as our CEO's continued employment on the last date of such period. The operational goal was achieved at approximately 140%, resulting in 60,728 shares that will be multiplied by the 3-year relative TSR modifier at the end of the Performance Period. The 3-year TSR performance metric will act as a modifier with a minimum target of 0% and a maximum of 125%. The actual TSR performance will be determined in 2021, and the PSU will be earned and paid out, based on the metrics achieved, at that time, subject to the CEO’s continued employment on the last day of such period.
The product sales goals applicable to both the 2018 and 2019 PSUs, which are different from the 2019 Bonus Plan performance measures, pertain to confidential Company development and business plans, the disclosure of which in any additional granularity would result in competitive harm to the Company. The Board believed that this goal would require a high level of executive officer performance in order to be achieved.
The Compensation Committee grants equity awards to our executive officers based upon prior performance, the importance of retaining their services and with the goal of providing each executive officer with an incentive to manage from the perspective of an owner with an equity stake in the business to help us attain our long-term goals. The Compensation Committee also regards equity awards as a key retention tool. The retentive aspect of our equity award program is a very important factor in our determination of the type of award to grant and the number of shares underlying the equity award that are granted. The Compensation Committee considers the number and value of vested and unvested equity awards currently held by our executive officers in determining the need for, and size of, additional awards. Typically, we grant equity awards to our executive officers annually in conjunction with the release of our fiscal year-end earnings results.
With respect to our NEOs, the following table illustrates the change in the size and value of our annual equity awards to our NEOs between fiscal 2018 and fiscal 2019:

	Fiscal 2018 Equity Awards			Fiscal 2019 Equity Awards
Name	Shares (#)		Grant Date Value ($)	Shares (#)		Grant Date Value ($)	2019/2018% decrease in shares	2019/2018% increase/(decrease) in value
Kevin R. Sayer	123,915	(1)	7,668,726	55,122	(2)	8,186,558	(56)%	7%
Quentin S. Blackford	38,502		2,317,820	18,432		2,640,181	(52)%	14%
Andrew K. Balo	38,502		2,317,820	14,987		2,146,723	(61)%	(7)%
Richard B. Doubleday	38,502		2,317,820	16,365		2,344,106	(57)%	1%
Steven R. Pacelli	38,502		2,317,820	14,987		2,146,723	(61)%	(7)%
(1)Includes 43,370 shares subject to Mr. Sayer’s PSU award and 80,545 shares subject to his time-based RSU award.
(2)Includes 19,293 shares subject to Mr. Sayer’s PSU award and 35,829 shares subject to his time-based RSU award.
On average, including our Chairman and CEO, the equity awards granted to our NEOs in fiscal 2019 decreased 57% in terms of the aggregate number of shares of our common stock subject to the awards and increased 2% in terms of grant date fair value compared to the equity awards granted to such NEOs in fiscal 2018.

Overall, the Compensation Committee considers the management of our aggregate dilution in fiscal 2019 both with respect to our NEOs and our overall company budget and the need to maintain market competitive awards and reward performance when granting equity awards.
With respect to our executive officers, initial RSU awards provided at the time of hire typically vest over a 4-year period in 4 equal annual installments. Subsequent RSU awards granted to our executive officers typically vest over a 3-year period from the date of grant as follows: 33% vest 12 months from the grant date, with the remaining balance vesting in 4 equal installments every 6 months thereafter. The RSU awards granted to the NEOs in fiscal 2019 were all granted with that 3-year vesting schedule. For PSUs granted to our CEO in fiscal 2019, the PSUs vest upon achievement of both operational goals during the first year of the grant and goals tied to our 3-year relative TSR performance versus the Index during the 2019-2021, as well as our CEOs continued employment, with the amount earned to be determined and settled at the end of the full 3-year performance period. For additional details regarding the PSU, please see the discussion above earlier in this section titled “Equity Awards.”
Health and Welfare Benefits
Except for certain severance and change in control agreements and the eligibility to participate in our executive non-qualified deferred compensation plan, each as described below, our executive officers are not entitled to any benefits that are not otherwise available to all of our employees. In addition, we do not provide pension arrangements, or maintain non-qualified defined benefit plans, post-retirement health coverage (aside from COBRA benefits), or similar benefits for our executive officers. Our health and insurance plans are the same for all employees.
Perquisites and Other Personal Benefits
We limit the perquisites and other personal benefits that we make available to our executive officers in an effort to conserve our financial resources.

Post-Employment Compensation
In December 2008, the Compensation Committee approved a form of Amended and Restated Executive Change in Control and Severance Agreement, and in June 2017, the Board of Directors adopted a Severance and Change in Control Plan and the form of Participation Agreement (collectively, the “Severance & Change in Control Agreements”) that was available for our CEO and other executive officers, including our other NEOs. The Severance & Change in Control Agreements are designed to facilitate our ability to attract and retain our executive officers as we compete for talent in a market where such protections are commonly offered. Further, these agreements enable us to avoid the loss and distraction of key management personnel that may occur if such key personnel are concerned about their job security in connection with actual or rumored corporate changes, and to help us attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky without these arrangements.
The post-employment payments and benefits described below are designed to ease an executive officer’s transition due to an unexpected employment termination by us due to ongoing changes in our employment needs, as well as a termination of employment following a change in control of our Company. The material terms of our Severance & Change in Control agreements were determined following an analysis of the post-employment compensation arrangements with other similar companies. Our Severance & Change in Control agreements encourage our executive officers to remain focused on our business in the event of rumored or actual fundamental corporate changes. Please see the section titled “Employment, Severance and Change in Control Agreements” below for additional detail on the terms of our Severance & Change in Control Agreements.
We believe the structure of the Severance & Change in Control Agreements protects stockholder value by allowing us the opportunity to deliver an intact and motivated management team to any potential acquirer. If we did not offer any benefits in connection with a change in control, our executive officers could be less motivated to pursue a potential acquisition or continue working for us during a transition after an acquisition, even if such a transaction would benefit our stockholders, because of the possibility that they would lose the potential value of their unvested equity compensation or future cash compensation upon an acquisition. As a result, we believe that these benefits further incentivize our executive officers to continue to create value for us and our stockholders.
The amounts payable upon a NEO’s termination of employment or upon a change in control of our Company have been calculated on an estimated basis and are set forth in the section entitled “Employment, Severance and Change in Control Arrangements” below.

Stock Ownership Guidelines and CEO Holding Requirement
We grant stock options and RSU awards with the intent of aligning the interests of our employees, including our executive officers, with the interests of our stockholders. In fiscal 2019, our Board of Directors updated the stock ownership guidelines that require our executive officers to retain ownership of a material amount of our common stock within 3 years of becoming an executive officer. Under these guidelines, each of our executive officers is required to own shares of our common stock with an aggregate market value equal to 3 times his or her current base salary. Ownership levels are determined by including shares of common stock acquired through open market or Employee Stock Purchase Plan purchases, shares vested and unvested pursuant to RSU awards, as well as the “in-the-money” value of vested stock options. Notwithstanding the foregoing, executive officers may sell enough shares to cover their income tax liability on vested equity awards.
As of March 31, 2020, all of our NEOs who have served 3 years or more as executive officers were in compliance with these stock ownership guidelines. Executive officers are expected, absent unusual circumstances, to maintain compliance with their target ownership levels.
In addition, we have adopted a policy that requires our CEO to retain all shares received as a result of the exercise or settlement of any stock option, RSUs or any other equity award granted after April 8, 2015, net of the applicable exercise price and tax withholdings, for a period of no less than 12 months. Notwithstanding the foregoing, the CEO may sell shares that are held for less than 12 months to cover any required tax payments relating to such equity awards. In addition, the Compensation Committee may waive the 12-month holding requirement for sales made by the CEO in response to financial, medical or other personal emergency.

Anti-Hedging
Our Insider Trading Policy, among other things, establishes periods of time during which employees, including our executive officers, may and may not trade shares of our common stock. In addition, it also prohibits our employees, including our executive officers and the non-employee members of our Board of Directors from engaging in acquiring, selling, or trading in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale (including a short sale “against the box”). We do not allow employees to hedge our equity securities pursuant to this policy.

Compensation Recovery (“Clawback”) Policy
Our compensation recovery (“clawback”) policy provides that our Board of Directors may require the forfeiture, recovery or reimbursement of cash and equity incentive compensation from an executive officer in the event his or her fraud or intentional illegal conduct is determined by our Board of Directors to have materially contributed to a restatement of our Company’s financial results.

Tax and Accounting Considerations
Tax Deduction Limitation
Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the amount that we may deduct from our federal income taxes for remuneration paid certain executives to $1 million dollars per executive officer per year. Until recently, remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of Section 162(m). The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that have not been subsequently materially modified. We believe that compensation expense incurred in respect of our stock options granted prior to November 2, 2017 may continue to be deductible pursuant to this transition rule. However, because of uncertainties in the interpretation and implementation of the changes to 162(m), including the scope of the transition relief, we can offer no assurance of such deductibility. While the Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, however it believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that requires that all compensation be deductible. Instead, the Compensation Committee intends to compensate our executive officers in a manner consistent with the best interests of our company and our stockholders.

Accounting Considerations
We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board of Directors, including stock options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

COMPENSATION COMMITTEE REPORT
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of DexCom under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
Eric J. Topol, M.D., Chairman
Steven R. Altman
Bridgette P. Heller
Jay S. Skyler, M.D.

SUMMARY OF EXECUTIVE COMPENSATION

Summary Compensation Table
The following table presents compensation information for each of the 3 years ended December 31, 2019, 2018 and 2017, awarded to, earned by or paid to our CEO, our CFO, and each of our 3 other most highly compensated executive officers. We refer to these executive officers as our named executive officers elsewhere in this Proxy Statement.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(10)	Total ($)
Kevin R. Sayer Chairman, President and Chief Executive Officer	2019	691,150		—		8,186,558	(3)	1,382,300	19,365	10,279,373
	2018	600,875		—		7,668,726	(4)	1,262,100	22,422	9,554,123
	2017	546,250		—		6,359,266		996,906	22,446	7,924,868

Quentin S. Blackford Chief Operating Officer and Chief Financial Officer	2019	516,780	(5)	—		2,640,181		620,136	29,799	3,806,896
	2018	463,500		—		2,317,820		584,010	26,313	3,391,643
	2017	150,000	(6)	150,000	(7)	4,441,698		369,563	3,940	5,115,201

Andrew K. Balo EVP, Regulatory Strategy, Clinical Affairs, and Strategic Partnership Development	2019	384,300		7,500	(8)	2,146,723		461,160	23,007	3,022,690
	2018	365,959		7,500	(8)	2,317,820		461,108	22,251	3,174,638
	2017	355,300		—		2,250,232		389,054	22,325	3,016,911

Richard B. Doubleday EVP, Chief Commercial Officer	2019	414,720		—		2,344,106		497,664	17,694	3,274,184
	2018	383,724		—		2,317,820		483,492	22,422	3,207,458
	2017	355,300		—		2,152,355		389,054	22,446	2,919,155

Steven R. Pacelli EVP, Strategy and Corporate Development	2019	384,300		5,000	(9)	2,146,723		461,160	23,158	3,020,341
	2018	365,959		5,000	(9)	2,317,820		461,108	22,422	3,172,309
	2017	355,300		—		2,152,355		389,054	22,446	2,919,155
(1)These amounts reflect the grant date fair value of stock awards granted during 2017, 2018 and 2019 computed in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see Note 1 and Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on February 13, 2020.
(2)Pursuant to applicable SEC rules, the annual cash bonuses, earned under the 2019 Bonus Plan, by our NEOs are set forth under the caption “Non-Equity Incentive Plan Compensation.” Other bonuses, such as sign-on bonuses and other discretionary bonuses, are listed separately under the caption “Bonus.” A description of amounts earned under the 2019 Bonus Plan are described in the section above entitled “Compensation Discussion and Analysis—Fiscal 2019 Compensation—Elements—2019 Bonus Plan.” Amounts reflect amounts actually paid.
(3)The amount reported for the PSU award in the table above is based on the target number of shares subject to the award. If the PSU award was instead valued based on the maximum outcome of the applicable performance condition, the total amount for the PSU award reported in this column would increase to $6,108,897 and the value of all stock awards granted to Mr. Sayer in 2019 would increase to $11,241,007.
(4)The amount reported for the PSU award in the table above is based on the target number of shares subject to the award. If the PSU award was instead valued based on the maximum outcome of the applicable performance condition, the total amount for the PSU award reported in this column would increase to $5,639,835 and the value of all stock awards granted to Mr. Sayer in 2018 would increase to $10,488,644.
(5)On March 7, 2019 Mr. Blackford's base salary was increased by 10%. In addition, in connection with Mr. Blackford's promotion to Chief Operating Officer, effective October 1, 2019, he received a raise of an additional 5% of his annual salary from $510,400 to $535,920
(6)The salary amount is prorated to reflect Mr. Blackford’s hire date of September 1, 2017 and the bonus amount is prorated for 9 months of bonus payout per the terms of Mr. Blackford’s offer letter dated July 28, 2017.
(7)Amount represents sign-on bonus per the terms of Mr. Blackford’s offer letter dated July 28, 2017.
(8)Discretionary bonus provided to Mr. Balo based on support of company initiatives.
(9)Discretionary bonus provided to Mr. Pacelli based on support of company initiatives.

(10)Amounts representing All Other Compensation for the fiscal year ended 2019 are detailed within the table below:

	Company Paid Health Insurance Premium Costs	Other (1)	Total All Other Compensation

Kevin R. Sayer	$14,234	$5,131	$19,365
Quentin S. Blackford	$20,125	$9,674	$29,799
Andrew K. Balo	$14,234	$8,773	$23,007
Richard B. Doubleday	$14,234	$3,460	$17,694
Steven R. Pacelli	$14,234	$8,924	$23,158
(1)These amounts represent premiums paid to various employee life insurance policies as well as matching contributions on the NEO's behalf under our 401(k) Plan and miscellaneous other amounts.

Grants of Plan-Based Awards
The following table provides information with regard to potential cash bonuses paid or payable in 2019 under our 2019 Bonus Plan and our A&R 2015 EIP with regard to each equity award granted to each named executive officer during fiscal 2019.

			Estimated Possible Payouts Under 2019 Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of RSUs Granted(4)	Grant Date Fair Value of Stock Awards(5)
Name	Grant Date	Grant Approval Date	Threshold ($) (2)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Kevin R. Sayer
2019 Bonus Plan Award			—	863,938	1,727,875	—	—	—	—	—
2019 PSUs	3/8/2019	3/7/2019	—	—	—	7,717	19,293	38,586	—	3,054,448
2019 RSUs	3/8/2019	3/7/2019	—	—	—	—	—	—	35,829	5,132,110
										8,186,558
Quentin S. Blackford
2019 Bonus Plan Award			—	387,585	775,170	—	—	—	—	—
2019 RSUs	3/8/2019	3/7/2019	—	—	—	—	—	—	18,432	2,640,181
Andrew K. Balo
2019 Bonus Plan Award			—	288,225	576,450	—	—	—	—	—
2019 RSUs	3/8/2019	3/7/2019	—	—	—	—	—	—	14,987	2,146,723
Richard B. Doubleday
2019 Bonus Plan Award			—	311,040	622,080	—	—	—	—	—
2019 RSUs	3/8/2019	3/7/2019	—	—	—	—	—	—	16,365	2,344,106
Steven R. Pacelli
2019 Bonus Plan Award			—	288,225	576,450	—	—	—	—	—
2019 RSUs	3/8/2019	3/7/2019	—	—	—	—	—	—	14,987	2,146,723
(1)Represents threshold, target and maximum potential payments under the 2019 Non-Equity Incentive Plan Awards (also referred to as the 2019 Bonus Plan) described in the section above entitled “Compensation Discussion and Analysis—Fiscal 2019 Compensation Elements—2019 Management Bonus Plan.”
(2)The threshold payout amounts under the 2019 Non-Equity Incentive Plan are zero because if one or more of the 3 performance measure targets selected by the Compensation Committee are not met, no payment would be due.
(3)These PSUs were granted pursuant to our A&R 2015 EIP. Depending upon achievement of both an operational goal in 2019 (tied to certain product sales) and our 3-year relative TSR performance versus the Nasdaq Composite Index from January 1, 2019 through December 31, 2021 Performance Period as well as our CEO's continued employment on the last date of such period. If minimum operating and TSR goals are not achieved, no shares will vest. The “Threshold” column reflects the number of PSUs that will be earned if the minimum operating and TSR goals are achieved. The “Target” column reflects the number of PSUs that will be earned if both the operating and TSR goals are achieved at target levels, and the “Maximum” column reflects the maximum number of PSUs that could be earned if the highest level of performance is achieved. The TSR modifier ranges from a minimum of 0% to a maximum of 125% and the total payout under the 2019 PSU award ranges from 0% to 200% of the target award. The operational goal for fiscal 2019 was achieved at 160%, resulting in 30,869 shares that will be multiplied by the 3-year relative TSR modifier at the end of the Performance Period. The actual TSR performance will be determined in 2022, and the PSU will be earned and paid out, based on the metrics achieved, at that time.
(4)These RSUs awards were granted under our A&R 2015 EIP and vest over a 36-month period from the date of grant as follows: 33% shall vest 12 months from the grant date, and the remaining balance shall vest in 4 equal installments every 6 months thereafter.
(5)These amounts reflect the grant date fair value of the PSUs and RSUs granted during 2019 computed in accordance with ASC Topic 718. For a discussion of our valuation assumptions, see Note 1 and Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on February 13, 2020.

Outstanding Equity Awards at December 31, 2019
The following table provides information regarding the stock options held by each named executive officer as of December 31, 2019.

	Outstanding Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Steven R. Pacelli	8,927	—	9.80	3/12/2010	3/12/2020

The following table provides information regarding unvested stock awards held by each named executive officer as of December 31, 2019.

Name	Grant Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($) (1)
Kevin R. Sayer	3/8/2017	13,547	(2)	2,963,271	—		—
	3/8/2018	40,272	(2)	8,809,097	—		—
	3/8/2018	—		—	86,740	(3)	18,973,508
	3/8/2019	35,829	(2)	7,837,235	—		—
	3/8/2019	—		—	38,586	(4)	8,440,302
		89,648		19,609,603	125,326		27,413,810

Quentin S. Blackford	9/7/2017	31,180	(5)	6,820,313	—		—
	3/8/2018	19,251	(2)	4,210,964	—		—
	3/8/2019	18,432	(2)	4,031,816	—		—
		68,863		15,063,093	—		—

Andrew K. Balo	3/8/2017	4,794	(2)	1,048,640	—		—
	3/8/2018	19,251	(2)	4,210,964	—		—
	3/8/2019	14,987	(2)	3,278,256	—		—
		39,032		8,537,860	—		—

Richard B. Doubleday	3/8/2017	4,585	(2)	1,002,923	—		—
	3/8/2018	19,251	(2)	4,210,964	—		—
	3/8/2019	16,365	(2)	3,579,680	—		—
		40,201		8,793,567	—		—

Steven R. Pacelli	3/8/2017	4,585	(2)	1,002,923	—		—
	3/8/2018	19,251	(2)	4,210,964	—		—
	3/8/2019	14,987	(2)	3,278,256	—		—
		38,823		8,492,143	—		—
(1)The market value of unvested equity awards as of December 31, 2019 is calculated by multiplying the number of shares subject to such awards by the closing price of our common stock on December 31, 2019, which was $218.74.
(2)The total RSUs granted vest over a 36-month period from the date of grant as follows: 33% shall vest 12 months from the grant date, and the remaining balance shall vest in 4 equal installments every 6 months thereafter.
(3)Number of shares based on achievement of maximum goals. The 2018 operational goal for these PSUs was achieved between target and maximum goals. The number of PSUs achieved based on the operational goal, will be modified by a multiplier resulting from DexCom's relative TSR for the 3-year period ending December 31, 2020 versus the Nasdaq Composite Index, and the resulting the earned portion of these PSUs will vest following the conclusion of the 3-year performance period.
(4)Number of shares based on achievement of maximum goals. The 2019 operating goal for these PSUs was achieved at maximum. The number of PSUs achieved based on the operational goal, will be modified by a multiplier resulting from DexCom's relative TSR for the 3-year period ending December 31, 2021 versus the Nasdaq Composite Index, and the resulting earned portion of these PSUs will vest following the conclusion of the 3-year performance period.
(5)The total RSUs granted vest over a 48-month period in 4 equal annual installments from the date of grant.

2019 Option Awards Exercises and Stock Vested
The following table shows option awards exercised by our named executive officers in fiscal 2019 as well as stock awards that vested during fiscal 2019.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kevin R. Sayer	—	—	82,366	12,253,921
Quentin S. Blackford	—	—	34,840	5,367,903
Andrew K. Balo	—	—	35,172	5,227,336
Richard B. Doubleday	—	—	34,755	5,164,053
Steven R. Pacelli	—	—	34,755	5,164,053

Executive Nonqualified Deferred Compensation Plan
On May 31, 2019, our board of directors adopted an executive deferred compensation plan, with an effective date of April 1, 2019.
The executive deferred compensation plan is a non-qualified deferred compensation plan that allows eligible executives, including each of our NEOs, to defer receipt of taxable income and thereby defer income taxes and assist in saving for retirement. Under the executive deferred compensation plan each eligible executive is permitted to elect to defer receipt of a portion (up to 75%) of such executive’s base salary and up to 100% of such executive’s annual cash bonus. Dollar amounts that are deferred are credited to an executive’s plan account and are notionally invested in investments selected by such executive from among those the plan administrator offers, and the account is credited with the gains or losses from such investment. Additionally, we reserve the right to make discretionary or matching credits to such accounts, in our sole discretion, and if made, such credits would be subject to vesting conditions determined by the plan administrator. The plan is “unfunded,” which means there are no specific assets set aside by us in connection with the plan. Upon the executive’s separation from us, the amount in such executive’s account is paid either in a single lump sum or in equal annual installments over a period of up to 10 years, based on the payment election made by the executive at the time the payment was initially deferred. None of our NEOs participated in the executive deferred compensation plan in fiscal year 2019.

Employment, Severance and Change in Control Arrangements
On June 1, 2017, our Board of Directors adopted a new Severance and Change in Control Plan, including a form of Participation Agreement (collectively, the “New Severance & Change in Control Plan”). Our Board adopted this New Severance & Change in Control Plan after considering market data and to harmonize certain severance and change in control provisions across our executive officers.
Under the terms of the New Severance & Change in Control Plan, each of Messrs. Sayer, Blackford, Balo, Doubleday and Pacelli are eligible to receive certain severance benefits if his employment is terminated involuntarily, other than due to Cause, death or Disability (as those terms are defined in the New Severance & Change in Control Plan), or if he resigns his employment for Good Reason (as defined in a Participation Agreement for such executive) (a “Qualifying Termination”) within 12 months following a Change in Control (or during the 3 months prior to a Change in Control assuming execution of a definitive agreement for such Change in Control) (such periods of time the “Change in Control Period”) or outside of the Change in Control Period, provided, that, a resignation for Good Reason is not a Qualifying Termination outside of the Change of Control Period and if a definition of Good Reason does not exist in such Participation Agreement for such Participating Executive, then no payment for Good Reason shall be made.
Outside of Change in Control Period. Under the terms of the New Severance & Change in Control Plan, upon a Qualifying Termination other than during a Change in Control Period, the executive will be entitled to the following severance benefits: (1) a cash severance payment, payable in a lump sum, equal to 12 months of the executive’s base salary at the rate in effect when the Qualifying Termination occurred, (2) a pro-rata portion of the executive’s annual bonus that we determine was actually earned at the conclusion of the bonus performance period (determined based on the number of days the executive is employed during the bonus performance period) and (3) if executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his employment, then we will pay the executive’s monthly premium under COBRA until the earliest of (A) 12 months (or 18 months for Mr. Sayer), (B) the date when the executive receives similar coverage with a new employer or (C) the expiration of the executive’s continuation coverage under COBRA (or cash payment in lieu of payment of COBRA premiums under the same terms).
During Change in Control Period. Under the terms of the New Severance & Change in Control Plan, upon a Qualifying Termination during a Change in Control Period, the executive will be entitled to the following severance benefits: (1) a cash severance payment, payable in a lump sum, equal to 12 months of the executive’s base salary (or 18 months for Mr. Sayer) at the rate in effect when the Qualifying Termination occurred (or immediately prior to a reduction in the base salary that gave rise to termination for Good Reason) or when the Change in Control occurred, whichever is greater, (2) the greater of (A) the pro-rata portion of the executive’s annual bonus that we determine was actually earned at the conclusion of the bonus performance period (determined based on the number of days the executive is employed during the bonus performance period) and (B) 100% of the executive’s “target” annual bonus at the rate in effect when the Qualifying Termination occurred, (3) if executive elects to continue his health insurance coverage under the COBRA following the termination of his employment, then we will pay the executive’s monthly premium under COBRA until the earliest of (A) 12 months (or 18 months for Mr. Sayer), (B) the date when the executive receives similar coverage with a new employer or (C) the expiration of the executive’s continuation coverage under COBRA (or shall make cash payment in lieu of payment of COBRA premiums under the same terms), and (4) (A) all equity awards, including but not limited to stock options, stock bonus awards, restricted stock, RSUs or stock appreciation rights, but other than performance-based equity awards, shall become fully vested as of the date of the Qualifying Termination and (B) all of the executive’s equity awards that would vest only upon satisfaction of performance criteria (“performance awards”) shall vest in accordance with the terms set forth in the applicable agreement.
Under the New Severance & Change in Control Plan, our obligation to make any severance payments or provide vesting acceleration is expressly conditioned upon the executive’s execution and delivery of a general release and waiver of all claims.
We also previously entered into Executive Change in Control and Severance Agreements with Messrs. Sayer, Balo, Doubleday and Pacelli (the “Prior Severance & Change in Control Agreements”), and these executives may elect for their terms to continue to apply.
Under the Prior Severance & Change in Control Agreements, in the event of a change in control while the executive is employed by us, or in the event that the executive is involuntarily terminated without cause during the period that begins (1) 90 days prior to the earlier of (i) the execution of a letter of intent relating to a change in control transaction, or (ii) the execution of a definitive agreement with respect to a change in control transaction, and ends (2) on the date such change in control becomes effective, the vesting of all of the shares subject to all options and RSUs held by the executive granted prior to the date of the Prior Severance & Change in Control Agreement and any other stock awards that the Board of Directors determines should be subject to such agreement will be accelerated in full. The Prior Severance & Change in Control Agreements also provide that, in the event we terminate the executive without cause or the executive resigns due to a constructive termination, the executive will receive a lump sum payment equal to 12 months salary as severance and 12 months of vesting acceleration of all of the shares subject to all options and RSUs held by the executive prior to the date of the Prior Severance & Change in Control Agreements and any other stock awards that the Board of Directors determines should be subject to such agreement. In each case, our obligation to make any severance payments or provide vesting acceleration is expressly conditioned upon the executive’s execution and delivery of a general release and waiver of all claims.
The New Severance & Change in Control Plan and the Prior Severance & Change in Control Agreements, as applicable, represent the complete and exclusive statement of agreement between the executives and us with respect to vesting acceleration or severance and supersedes any other agreements or promises made to the executives with respect to vesting acceleration or severance. The acceleration provisions of Mr. Sayers's PSU granted in 2018 and 2019 are described separately below.
In September 2019, we clarified that for executive officers above the level of vice president who entered into a Prior Severance & Change in Control Agreement between 2008 and April 2017, which includes each of Messrs. Sayer, Balo, Doubleday and Pacelli (i) all equity grants (excluding Mr. Sayer’s PSUs, which are discussed separately below) made prior to December 6, 2018 to such executive officers, are eligible for the treatment upon a change in control provided under the Prior Severance & Change in Control Agreement or under the New Severance & Change in Control Plan, if elected by the executive officer pursuant to the terms of the New Severance & Change in Control Plan and (ii) all equity grants (excluding Mr. Sayer’s PSUs, which are discussed separately below) made on or after December 6, 2018 to such executive officers are not eligible for the treatment upon a change in control provided under the Prior Severance & Change in Control Agreement. In addition, we clarified that such executive officers remain eligible for the severance and partial acceleration of all then-outstanding equity awards in the event of such officer’s termination without cause or the executive resigns due to a constructive termination under the Prior Severance & Change in Control Agreement, including if elected by the executive officer pursuant to the terms of the New Severance & Change in Control Plan.
Mr. Sayer’s PSUs granted in March 2018 and March 2019 provide that in the event a change in control occurs while the performance periods are on-going, the corporate operational goal will be deemed achieved at the target level (if the operational performance period has not already been completed) and the TSR goal will be calculated as of the change in control. In the event a change in control occurs after the operational performance period but before the end of the overall performance period, the corporate operational goal will be deemed achieved at the actual achievement level and the TSR goal will be calculated as of the change in control. The resulting number of PSUs will vest over a time-based vesting schedule that corresponds with the PSU’s 3-year performance period. Such resulting March 2018 time-vesting PSUs will be eligible for the accelerated vesting provisions under the Prior Severance & Change in Control Agreement or the New Severance & Change in Control Agreement, at the CEO’s election as described in the above. Such resulting March 2019 time-vesting PSUs will be eligible for the accelerated vesting provisions in the event of certain terminations in connection with a change in control under New Severance & Change in Control Plan. In addition, the CEO’s March 2018 and March 2019 PSUs will be eligible for accelerated as to 1/3 of the vesting provisions based on the number of PSUs deemed achieved at the target level (if the operational performance period has not already been completed) in the event of certain terminations outside of a change in control under the Prior Severance & Change in Control Agreement.
Messrs. Sayer, Balo, Doubleday and Pacelli have the option to select between the New Severance & Change in Control Plan or the Prior Severance & Change in Control Agreement as they commenced employment prior to December 2016. Mr. Blackford is subject to only the New Severance & Change in Control Plan.

The following table illustrates the potential payments and benefits our NEOs would be entitled to upon termination of employment or a Change in Control ("CIC") under each situation listed below. The potential payments assume that the termination and/or termination resulting from a CIC occurred on December 31, 2019, and, where applicable, use the closing price of our Common Stock of $218.74 on December 31, 2019. The table is merely an illustrative example of the impact of a hypothetical termination of employment or change in control and qualifying termination. The amounts that would actually be paid upon a termination of employment can only be determined at the time of such termination, based on the facts and circumstances then prevailing.

	Cash Severance ($)		Non-Equity Incentive Pay ($)		PSUs ($)		RSUs ($)		Continuation of Medical Benefits ($) (10)	Total ($)
Kevin R. Sayer
Termination Reason:
Termination without Cause or for Good Reason	691,150	(1)	—		6,678,639	(5)	12,754,511	(7)	—	20,124,300
CIC or Qualifying Termination (Double Trigger)	1,036,725	(3)	1,382,300	(4)	25,044,897	(6)	19,609,604	(8)	36,524	47,110,050

Quentin S. Blackford
Termination Reason:
Termination without Cause or for Good Reason	535,920	(2)	620,136	(4)	—		—		29,997	1,186,053
CIC or Qualifying Termination (Double Trigger)	535,920	(2)	620,136	(4)	—		15,063,093	(9)	29,997	16,249,146

Andrew K. Balo
Termination Reason:
Termination without Cause or for Good Reason	384,300	(1)	—		—		5,494,968	(7)	—	5,879,268
CIC or Qualifying Termination (Double Trigger)	384,300	(2)	461,160	(4)	—		8,537,860	(8)	24,350	9,407,670

Richard B. Doubleday
Termination Reason:
Termination without Cause or for Good Reason	414,720	(1)	—		—		5,599,963	(7)	—	6,014,683
CIC or Qualifying Termination (Double Trigger)	414,720	(2)	497,664	(4)	—		8,793,567	(8)	24,350	9,730,301

Steven R. Pacelli
Termination Reason:
Termination without Cause or for Good Reason	384,300	(1)	—		—		5,449,251	(7)	—	5,833,551
CIC or Qualifying Termination (Double Trigger)	384,300	(2)	461,160	(4)	—		8,492,143	(8)	24,350	9,361,953
(1)Represents 12 months of base salary under the terms of the Prior Severance & Change in Control Agreements.
(2)Represents 12 months of base salary under the terms of the New Severance & Change in Control Plan.
(3)Represents 18 months of base salary under the terms of the New Severance & Change in Control Plan.
(4)Represents bonus payout under the 2019 Bonus Plan under the terms of the New Severance & Change in Control Plan, as described above.
(5)Represents one-third of the value, based on the closing price of our common stock on December 31, 2019 of $218.74, of accelerated vesting of Mr. Sayer’s outstanding March 2018 PSU and March 2019 PSU awards based on actual achievement of the operational goal multiplied by the “target level” TSR Performance Modifier of 100%.
(6)Represents the value, based on the closing price of our common stock on December 31, 2019 of $218.74, of accelerated vesting of Mr. Sayer’s outstanding March 2018 PSU and March 2019 PSU awards based on actual achievement of the operational goal multiplied by the TSR Performance Modifier calculated as of December 31, 2019 under the terms of the PSUs and the New Severance & Change in Control Plan.
(7)Represents the value of 12 months of accelerated vesting of the named executive officer’s RSUs under the terms of the Prior Severance & Change in Control Agreements based on the closing price of our common stock on December 31, 2019 of $218.74.
(8)Represents the value of accelerated vesting of all outstanding restricted stock units of the named executive officer based on the closing price of our common stock on December 31, 2019 of $218.74 under the terms of the New Severance & Change in Control Plan. A smaller portion of this amount represents the value (based on the closing price of our common stock on December 31, 2019 of $218.74) of accelerated vesting of (i) the outstanding restricted stock units granted prior to December 6, 2018 of the named executive officer under the terms of the Prior Severance & Change in Control Plan and (ii) with respect to Mr. Sayer only, Mr. Sayer’s outstanding March 2018 PSU award based on actual achievement of the operational goal multiplied by the TSR Performance Modifier calculated as of December 31, 2019 under the terms of the Prior Severance & Change in Control Plan Agreement.
(9)Represents the value of accelerated vesting of all outstanding restricted stock units of the named executive officer based on the closing price of our common stock on December 31, 2019 of $218.74 under the terms of the New Severance & Change in Control Plan.
(10)Amounts shown include continuation of health benefits and COBRA premiums, as applicable under the terms of the New Severance & Change in Control Plan. The amounts associated with health benefits are calculated using 2019 enrollment rates and severance agreement terms, if applicable.

Chief Executive Officer Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer, Mr. Sayer. For 2019, the median of the annual total compensation of all our employees (excluding our CEO) was $94,523, (ii) the annual total compensation for our CEO was $10,279,373; and (iii) the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees (excluding our CEO) for 2019 is 109:1. We believe this ratio, which was calculated in a manner consistent with Item 402(u) of Regulation S-K, to be a reasonable estimate, based upon the assumptions described below.
Calculation Methodology
We identified the employee with compensation at the median of the compensation of all of our employees (median employee) by considering our employee population as of December 31, 2019 (employee population determination date) as summarized below. We identified this new median employee for 2019 rather than use the median employee identified in 2017 because of the global growth of our employment population, which we believed could result in a significant change to our CEO pay ratio results. The methodology we used to determine the median employee for 2019 is described below and is substantially the same methodology that we previously used to determine the median employee.
For 2019, we considered all individuals who were employed by us on a world-wide basis (including our consolidated subsidiaries) on the employee population determination date, other than our CEO, whether employed on a full-time, part-time, seasonal or temporary basis, as applicable. We did not include any contractors or other non-employee workers in our employee population.
To identify our median employee, we chose to use a consistently-applied compensation measure, which we selected as base salary for 2019. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the applicable exchange rates in effect on December 1, 2019. For permanent employees hired during 2019, we annualized their base salary or wages as if they had been employed for the entire measurement period. We did not make any cost-of-living adjustment.
Our employee population as of our determination date consisted of 3,826 individuals in the United States and in our international locations (including our consolidated subsidiaries) who were employed by us on a full-time, part-time, or seasonal basis, including employees on a leave of absence. Contractors and other non-employees were not included in our employee population.
Using this methodology, we identified the individual at the median of our employee population. We then calculated the annual total compensation for this individual using the same methodology we use to calculate the amount reported for our CEO in the “Total” column of the 2019 Summary Compensation Table as set forth in this proxy statement.
Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

Equity Compensation Plan Information
The following table provides certain information as of December 31, 2019, with respect to all of our equity compensation plans in effect on that date.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands) (1) (#)	Weighted-average exercise price of outstanding options, warrants and rights (2) ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (in thousands) (3) (#)
Equity compensation plans approved by stockholders(1)(2)	28	10.11	5,841
Equity compensation plans not approved by stockholders(3)	—	—	—
Total	28	10.11	5,841
(1)Includes securities issued or available for future issuance pursuant to the 2005 Equity Incentive Plan, the A&R 2015 EIP and the 2015 Employee Stock Purchase Plan. 4,903,586 shares under column (c) are attributable to our A&R 2015 EIP and 937,639 are attributable to our 2015 Employee Stock Purchase Plan.
(2)Shares reserved for future issuance under the A&R 2015 EIP may be granted as restricted stock, RSUs, options or other equity awards.
(3)As of December 31, 2019, we did not have any equity compensation plans that were not approved by our stockholders.

Risks from Compensation Policies and Practices
The Compensation Committee reviews our compensation policies and practices to determine areas of resulting risk and the actions that we have taken, or should take, to mitigate any such identified risk. Based on the Compensation Committee’s review of our compensation policies and practices, we do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business.

CERTAIN TRANSACTIONS WITH RELATED PERSONS
During 2019, we employed Mr. Sayer’s son, Erick Sayer, as our Lead Legal Counsel. Erick Sayer was paid $195,656 in cash compensation.
Other than the employment of Erick Sayer, since January 1, 2019 there has not been, nor is there currently proposed, any transaction or series of transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock, or any member of their immediate family had or will have a direct or indirect material interest.
Our Audit Committee reviews the fairness and determines approval of any proposed transaction between us and management or other related parties (other than transactions that are subject to review by the Compensation Committee) that are brought to the attention of the Audit Committee. In addition, our Code of Conduct and Ethics sets forth factors that should be considered in determining whether there may be a direct or indirect material interest, such as the size and nature of the person’s interest; the nature of our relationship with the other individual or entity; and whether the person has access to confidential DexCom information.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING
Requirements for Stockholder Proposals to Be Considered for Inclusion in DexCom’s Proxy Materials. Stockholders of DexCom may submit proposals on matters appropriate for stockholder action at meetings of DexCom’s stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in DexCom’s proxy materials relating to its 2021 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by DexCom no later than December 11, 2020. Such proposals should be delivered to DexCom, Inc., Attn: Secretary, 6340 Sequence Drive, San Diego, CA 92121.
Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. DexCom’s bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of DexCom not less than seventy-five calendar days nor more than one hundred and five calendar days day prior to the first anniversary of the preceding year’s Annual Meeting. To be timely for the 2021 Annual Meeting of Stockholders, a stockholder’s notice must be delivered or mailed to and received by DexCom’s Secretary at the principal executive offices of DexCom between February 5, 2021 and March 7, 2021. However, in the event that the annual meeting is called for a date that more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely notice by the stockholder must be delivered not earlier than the close of business on the one hundred and fifth day prior to such annual meeting and not later than the close of business on the later of the seventy-fifth day prior to such annual meeting or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made by DexCom. A stockholder’s notice to DexCom’s Secretary must set forth the information required by DexCom’s bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks or other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of broker, banks or other agents with account holders who are stockholders of DexCom will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to American Stock Transfer & Trust Company at 59 Maiden Lane, Plaza Level, New York, New York, 10038. Stockholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

OTHER MATTERS
Our Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS
A copy of our annual report to stockholders, which includes financial statements, has been posted on the Internet, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice.
We filed our annual report on Form 10-K for the fiscal year ended December 31, 2019 with the SEC on February 13, 2020. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a DexCom stockholder, we will mail without charge a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.
Requests for copies of our annual report to stockholders or our annual report on Form 10-K should be directed to Investor Relations, DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

By Order of the Board of Directors

Kevin R. Sayer
Chairman, President and Chief Executive Officer DexCom, Inc.
San Diego, California
April 10, 2020

APPENDIX A
Reconciliation Between GAAP and Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

	Twelve Months Ended December 31,
	2019	2018 (As Adjusted)(1)
GAAP operating income (loss)	$142.3	$(186.3)
Non-cash collaborative research and development fee (2)	—	217.7
Amortization of intangible assets	1.8	0.5
Business transition and related costs (3)	17.2	6.3
Non-GAAP operating income	$161.3	$38.2

GAAP net income (loss)	$101.1	$(127.1)
Non-cash collaborative research and development fee (2)	—	217.7
Share-based compensation	102.7	101.9
Depreciation and amortization	48.7	29.1
Business transition and related costs (3)	14.5	6.3
(Income) loss from equity investments (4)	4.2	(80.1)
Interest expense and interest income	31.9	12.2
Income tax expense	3.1	0.6
Adjusted EBITDA	$306.2	$160.6

GAAP net income (loss)	$101.1	$(127.1)
Non-cash collaborative research and development fee (2)	—	217.7
Amortization of intangible assets	1.8	0.5
Business transition and related costs (3)	17.2	6.3
Non-cash interest expense (5)	45.8	16.0
(Income) loss from equity investments (4)	4.2	(80.1)
Tax effect of adjustments (6)	—	—
Non-GAAP net income	$170.1	$33.3

GAAP diluted net income (loss) per share	$1.10	$(1.44)
Impact of diluted shares on net income (basic net loss) per share (8)	—	0.01
Non-cash collaborative research and development fee (2)	—	2.44
Amortization of intangible assets	0.02	0.01
Business transition and related costs (3)	0.19	0.07
Non-cash interest expense (6)	0.50	0.18
(Income) loss from equity investments (4)	0.05	(0.90)
Tax effect of adjustments (6)	—	—
Non-GAAP diluted net income per share(7)	$1.84	$0.37

(1)	The 2018 non-GAAP presentation is adjusted to include amortization of intangible assets and business transition and related costs to conform to the 2019 presentation.

(2)	Non-cash collaborative research and development fee under our 2018 collaboration and licensing agreement with Verily Life Sciences.
(3)	Business transition costs are primarily related to the Restructuring Plan that DexCom announced on February 21, 2019.
(4)	(Income) loss from equity investments is related to our investment in Tandem Diabetes Care, Inc.
(5)	Non-cash interest expense represents accretion of the debt discount associated with our 2022 and 2023 Senior Convertible Notes.
(6)	We are tax-effecting GAAP-only items at a 0% tax rate because we record a full valuation allowance on our deferred tax assets.
(7)	The sum of the non-GAAP net income (loss) per share components may not equal the totals due to rounding.
(8)	Basic and diluted net loss per share are the same because in loss periods common share equivalents are anti-dilutive and therefore excluded from the calculation of diluted loss per share. The per share adjustments labeled “Impact of diluted shares on net income (basic net loss) per share” are necessary to transition from or to diluted net income per share, which includes diluted shares.
Statement Regarding Use of Non-GAAP Financial Measures
We report non-GAAP financial measures in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Our financial measures under GAAP include certain non-cash collaborative research and development fees, business transition and related costs, income and expense related to our equity investment in Tandem Diabetes Care, Inc., and certain interest expense related to our senior convertible notes, as shown in the itemized reconciliation between GAAP and non-GAAP financial measures above. Management believes that presentation of operating results that excludes these items provides useful supplemental information to investors and facilitates the analysis of our core operating results and comparison of operating results across reporting periods. Management also believes that this supplemental non-GAAP information is therefore useful to investors in analyzing and assessing our past and future operating performance.
These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. We encourage investors to carefully consider our results under GAAP, as well as our supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand our business.

Dexcom

ANNUAL MEETING OF DEXCOM, INC.

Date: MAY 21, 2020
Time: 2:00 P.M. (Pacific Time)
Place: 6310 Sequence Drive San Diego, CA 92121

If the meeting is moved for any reason, we plan to announce it on our proxy website at www.proxydocs.com/DXCM

Please make your marks like this: ☒ Use dark black pencil or pen only

The Board of Directors Recommends a Vote **FOR** the listed nominees for proposal 1 and **FOR** proposals 2 and 3.

	For	Against	Abstain	Directors Recommend ↓
1: Election of Directors				
1a. Richard A. Collins	☐	☐	☐	For
1b. Mark G. Foletta	☐	☐	☐	For
1c. Eric J. Topol, M.D.	☐	☐	☐	For
2: To ratify the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐	For
3: Advisory resolution to approve executive compensation.	☐	☐	☐	For

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Authorized Signatures - This section must be completed for your Instructions to be executed.

________________ Please Sign Here   ____________ Please Date Above

________________ Please Sign Here   ____________ Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Dexcom

Annual Meeting of DexCom, Inc. to be held on Thursday, May 21, 2020 for Holders as of March 31, 2020

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/DXCM
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

Call **866-286-3130**
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

PROXY TABULATOR FOR

DEXCOM, INC
P.O. Box 8016
Cary, NC 27512

Proxy — DexCom, Inc.
Annual Meeting of Stockholders
May 21, 2020, 2:00 p.m. (Pacific Time)
This Proxy is Solicited on Behalf of the Board of Directors

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →

The undersigned appoints Kevin Sayer and Quentin Blackford (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of DexCom, Inc., a Delaware corporation (the "Company"), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 6310 Sequence Drive, San Diego, CA 92121, on Thursday May, 21, 2020 at 2:00 p.m. Pacific Time and all adjournments thereof. If the meeting is moved for any reason, we plan to announce it on our proxy website at www.proxydocs.com/DXCM

The purpose of the Annual Meeting is to take action on the following:

1. Proposal 1: To elect Directors.
2. Proposal 2: To ratify the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
3. Proposal 3: Advisory resolution to approve executive compensation.

The three directors up for re-election are: Richard A. Collins, Mark G. Foletta and Eric J. Topol, M.D.

The Board of Directors of the Company recommends a vote "FOR" all nominees for director and "FOR" each proposal.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director and "FOR" each proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box. ☐